As filed with the Securities and Exchange Commission on January 21, 1998
                                                      Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    Form SB-2

             Registration Statement Under The Securities Act of 1933

                          RIPE TOUCH GREENHOUSES, INC.
                          ----------------------------
       (Exact name of small business issuer as specified in its charter)

     Delaware                        0100                      84-1342754
     --------                        ----                      ----------
(State or Jurisdiction     (Primary Standard Industrial      (IRS Employer
of Incorporation or         Classification Code Number)  Identification Number)
  Organization)


                                            Stanley Abrams
                                            President
                                            Ripe Touch Greenhouses, Inc.
       4871 N. Mesa Drive                   4871 N. Mesa Drive
       Castle Rock, Colorado 80104          Castle Rock, Colorado 80104
       (303) 688-9805                       (303) 688-9805
--------------------------------------     ------------------------------------
(Address and telephone number of          (Name, address and telephone number of
 principal executive offices and                    agent for service)
   principal place of business)

                                   Copies to:

   David H. Lieberman, Esq.                   Michael Beckman, Esq.
   Blau, Kramer, Wactlar & Lieberman, P.C.    Beckman, Millman and Sanders, P.C.
   100 Jericho Quadrangle, Suite 225          116 John Street
   Jericho, New York 11753                    New York, New York 10038
   (516) 822-4820                             (212) 227-6777
   (516) 822-4824 Fax                         (212) 227-1486 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.
[   ]_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[   ]_______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [X].

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                     Proposed          Proposed Maximum
  Title of Each Class of          Amount to be   Maximum Offering     Aggregate Offering        Amount of
Securities to be Registered       Registered(1)  Price Per Security        Price (1)         Registration Fee
-------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value(2)     825,500          $6.00                $4,953,000                  $1,461
-------------------------------------------------------------------------------------------------------------
Class A Warrants(3)                  825,500           $.20                  $165,100                     $49
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
underlying Class A Warrants(4)(9)    825,500          $6.00                $4,953,000                  $1,461
-------------------------------------------------------------------------------------------------------------
Representative's Securities          125,000          $.001                      $125                    --
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
contained in Representative's
Securities (6)(9)                    125,000          $7.20                  $900,000                    $266
-------------------------------------------------------------------------------------------------------------
Class A Warrants contained in
Representative's Securities(6)(9)    125,000           $.26                   $32,500                     $10
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
underlying Class A Warrants
contained in Representative's
Securities (7)(9)                    125,000          $7.20                  $900,000                    $266
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
owned by Selling
Securityholders (8)(9)               316,500          $6.00                $1,899,000                    $560
-------------------------------------------------------------------------------------------------------------
Total                                                                     $13,802,725                  $4,073
                                                        -                 ===========                  ======
=============================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes up to 123,750 shares of Common Stock which may be purchased by the Representative to cover over-allotments, if any.
(3) Includes up to 123,750 redeemable Common Stock Class A Purchase Warrants which may be purchased by the Representative to cover over-allotments, if any.
(4)  Reserved for issuance upon exercise of the Common Stock Purchase Warrants.
(5) Issued to the Representative entitling the Representative to purchase one share of Common Stock ("Representative's Stock Warrants") and one Common Stock Class A Purchase Warrant ("Representative's Warrants") for each ten of such securities sold in the offering.
(6)  Reserved for issuance upon exercise of Representative's Securities.
(7) Reserved for issuance upon exercise of the Warrants underlying the Representative's Warrants.
(8)  Represents shares of Common Stock offered by Selling Securityholders.
(9) Pursuant to Rule 416, there is also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          RIPE TOUCH GREENHOUSES, INC.

                              CROSS REFERENCE SHEET

         Registration Statement
         Item Number and Heading                        Location in Prospectus
         -----------------------                        ----------------------

1.   Front of Registration Statement and
     Outside Front Cover Page of Prospectus. . . . .  Cover Page
2.   Inside Front and Outside Back Cover Pages
     of Prospectus . . . . . . . . . . . . . . . . .  Inside Front and Outside Cover Pages
3.   Summary Information and Risk Factors. . . . . .  Prospectus Summary; The Company;
                                                      Risk Factors
4.   Use of Proceeds . . . . . . . . . . . . . . . .  Use of Proceeds
5.   Determination of Offering Price . . . . . . . .  Cover Page; Risk Factors; Underwriting
6.   Dilution. . . . . . . . . . . . . . . . . . . .  Dilution
7.   Selling Security Holders. . . . . . . . . . . .  Selling Securityholders
8.   Plan of Distribution. . . . . . . . . . . . . .  Underwriting; Risk Factors;
                                                      Selling Securityholders
9.   Legal Proceedings . . . . . . . . . . . . . . .  Business - Legal Matters
10.  Directors, Executive Officers, Promoters
        and Control Persons. . . . . . . . . . . . .  Management
11.  Security Ownership of Certain Beneficial
        Owners and Management. . . . . . . . . . . .  Principal Stockholders
12.  Description of Securities . . . . . . . . . . .  Description of Securities
13.  Interests of Named Experts and Counsel. . . . .  Legal Matters; Experts
14.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities. . . . . . . . . . . . . . . . .  Management
15.  Organization within Last Five Years . . . . . .  Business; Certain Transactions
16.  Description of Business . . . . . . . . . . . .  The Company; Business
17.  Management's Discussion and Analysis
        or Plan of Operation . . . . . . . . . . . .  Management's Discussion and Analysis of
                                                      Financial Condition and Results of Operations
18.  Description of Property . . . . . . . . . . . .  Business - Property
19.  Certain Relationships and Related Transactions.  Certain Transactions
20.  Market for Common Equity and Related
        Stockholder Matters. . . . . . . . . . . . .  Cover Page; Principal Stockholders;
                                                      Description of Securities; Risk Factors
21.  Executive Compensation. . . . . . . . . . . . .  Management
22.  Financial Statements. . . . . . . . . . . . . .  Financial Statements
23.  Changes in and Disagreements with Accountants
        on Accounting and Financial Disclosure . . .   Not applicable

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 21, 1998
PRELIMINARY PROSPECTUS
                          RIPE TOUCH GREENHOUSES, INC.

                                  825,000 Units

     Ripe Touch Greenhouses, Inc. (the "Company"), a Delaware corporation is offering 825,000 units (the "Units"). Each Unit consists of one share of common stock (the "Common Stock"), $.001 par value, and one Redeemable Common Stock Class A Purchase Warrant (the " Warrants" or "Class A Warrants"). The Common Stock and the Class A Warrants comprising each Unit will not trade separately from the Unit until the earlier of ninety (90) days from the date of this Prospectus or the determination by Millennium Securities Corp. ("Millennium"), in its sole discretion, to permit such separate trading. At the time such separate trading is permitted, the Units may be delisted from separate trading on the Nasdaq Small Cap Stock Market. See "Description of Securities."

     The Class A Warrants shall be exercisable commencing on the date of this Prospectus. Each Class A Warrant entitles the holder to purchase one share of Common Stock, at $10.00 per share, during the three year period commencing on the date of this Prospectus. See "Description of Securities." The Warrants are redeemable by the Company, for $.01 per Warrant, on not less than thirty (30) nor more than sixty (60) days' written notice if the average closing bid price per share of Common Stock is at least $12.00 per share during a period of twenty
(20) consecutive trading days ending not earlier than three (3) days on the date the Warrants are called for redemption. Any redemption of the Warrants during the one year period commencing on the date of this Prospectus shall require the consent of Millennium. See "Description of Securities."

     Prior to this offering, there has been no public market for the Units, Common Stock or Warrants. The price of the Units, Common Stock and exercise price of the Warrants have been determined by negotiations between the Company and Millennium Securities Corp. For additional information regarding the factors considered in determining the initial public offering prices, see "Underwriting".

    The Company has applied for quotation of the Units, Common Stock and the Warrants on the Nasdaq SmallCap Stock Market. There can be no assurance that these securities will be approved for listing or, if approved, that an active trading market will develop. See "Risk Factors".

    The registration statement of which this Prospectus forms a part also covers the offering of an aggregate of 316,500 shares of Common Stock (the "Private Placement Shares") owned by certain private placement investors (collectively referred to as the "Private Placement Lenders" or the "Selling Securityholders"). See "Selling Securityholders". The shares of Common Stock owned by certain of the Selling Security Holders and registered hereunder may not be sold or transferred for twenty-four (24) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Representative. See "Selling Securityholders" and "Description of Securities."

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION IN THE SECURITIES OFFERED HEREBY. SEE
                "RISK FACTORS" ON PAGE 7 AND "DILUTION" PAGE 13.
                        -------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
            Price to Public    Underwriting Discounts and Commissions(1)   Proceeds to Company (2)
--------------------------------------------------------------------------------------------------
 Per Unit       $6.20                           $.62                              $5.58
--------------------------------------------------------------------------------------------------
  Total       $5,115,000                      $511,500                         $4,603,500
==================================================================================================

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of three percent of the gross proceeds of this Offering ($153,450) and (b) a Security, purchasable at a nominal price, giving it the right to acquire 125,000 Units at an initial exercise price of $8.06 per Unit (the "Representative's Purchase Option"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act") See "Underwriting."
(2) Before deducting other offering expenses payable by the Company estimated at $500,000, including the Representative's non-accountable expense allowance in the amount of $153,450. See "Use of Proceeds" and "Underwriting".
(3) For the purpose of covering over-allotments, if any, the Company has granted to the Representative an option, exercisable within forty-five days of the date hereof, to purchase an additional 123,750 Units, upon the same terms and conditions as the Units offered hereby. If such over-allotment option is exercised in full, the Total Price to Public will be $5,882,250, the Total Underwriting Discount will be $588,225 and the Total Proceeds to the Company will be $5,294,025. See "Underwriting."

    The securities are offered, subject to prior sale, when, as and if accepted by the Representative named herein and subject to approval of certain legal matters by counsel for the Representative. It is expected that the delivery of the certificates representing Common Stock and Class A Warrants will be made on or about ______, 1998 at the offices of Millennium Securities Corp.

                           MILLENNIUM SECURITIES CORP.
                The date of this Prospectus is             , 1998

                     [Photographs of the Company's project)





CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN , OR OTHERWISE EFFECT THE PRICE OF THE COMMON STOCK AND/OR THE CLASS A WARRANTS, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".


     The Company intends to furnish its shareholders and holders of Class A Warrants with annual reports containing audited financial statements, examined by an independent public accounting firm, and such interim reports as it may determine to furnish or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment option described under "Underwriting" or the exercise of any other options, warrants or other convertible securities. All references herein to the Company include its predecessor unless the context otherwise requires. Except for historical information contained in this Prospectus, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; and the regulatory and trade environment.

The Company

     Ripe Touch Greenhouses, Inc. (the "Company") has been formed to construct and operate greenhouses in the United States for the production and sale of hydroponic, naturally vine ripened tomatoes. The first proposed greenhouse will be located on 200 acres of land in Colorado. This facility will be powered by three 1,000HP Thermal Combustors to be purchased from an affiliated party using alternate fuel sources, such as used tires. The combustors will generate the heat for the greenhouse as well as the steam necessary to produce five megawatts of electricity. In addition to revenues from the sale of tomatoes, the Company anticipates receiving revenue from the sale of electricity generated in excess of the greenhouse requirements and the sale of recyclables created during the generation of electricity, including carbon black. The construction of the Colorado greenhouse and power generation facility is intended to be financed through a construction loan in the amount of $14,000,000 (the "Construction
Loan") with Heritage Financial Corporation and the sale of approximately $4,103,500 (net) of common stock and warrants in an initial public offering under applicable federal and state securities laws.

     The Colorado project intends to employ the services of several outside professional groups. The Company has entered into agreements with Colorado Greenhouse LLC, which operates several greenhouses in Colorado, to design and manage the construction of the greenhouse facility as well as manage, grow and sell the tomatoes. Tri State Power Generation Company has entered into a thirty
(30) year electrical power contract with the Company wherein they will be purchasing the electricity generated from the Company's power generation facility. Stone & Webster Engineering Corporation has completed their due diligence study and will be acting as a consultant to oversee an engineered procurement contract ("EPC") to guarantee the successful construction and completion of the greenhouse, both on time and on budget. The Company is compiling bids from various vendors and anticipates finalizing the EPC by December 31, 1997. For its initial energy source, the Company has entered into agreements with (i) El Paso County, Colorado for the supply of approximately 2,000,000 tires per year and (ii) with Dave Mehring, a tire broker, to provide an additional 2,000,000 used tires annually to fuel the Thermal Combustors.

     The Company was incorporated under the laws of the State of Delaware on October 26, 1995. The Company's executive offices are located at 4871 N. Mesa Drive, Castle Rock, Colorado 80104 and its telephone number is (303) 688-9805.

     See  "Risk  Factors",   "Management"  and  "Certain   Transactions"  for  a
discussion of certain factors that should be considered in evaluating the Company and its business.

                                  THE OFFERING


Securities Offered by the Company(1)
 Common Stock . . . . . . . . . . .     825,000 shares
 Warrants . . . . . . . . . . . . .     825,000 warrants
Price Per Share of Common Stock . .     $6.00
Price Per Warrant . . . . . . . . .     $0.20
Shares of Common Stock Outstanding
 After Offering (2)(3). . . . . . .     4,663,750 Shares
Use of Proceeds . . . . . . . . . .     For repayment of notes issued in private
                                        placements, for construction of the greenhouse,
                                        purchase of machinery, and for working capital
                                        and general corporate purposes.  See "Use of
                                        Proceeds".
Proposed Nasdaq Small Cap Stock
 Market Symbols (4)
  Common Stock. . . . . . . . . . .     RTGI
  Warrants. . . . . . . . . . . . .     RTGIW
Risk Factors. . . . . . . . . . . .     Purchase of securities being offered hereby
                                        involves a significant degree of risk, including
                                        intense competition, rapid growth, and dependence
                                        on key personnel, among others.  See "Risk
                                        Factors".
-----------------

(1) Does not include (a) 316,500 Private Placement Shares offered by Selling Securityholders, which securities were acquired in connection with a private placement financing of the Company from September through December 1996 and in May through October 1997, and (b) 3,489,750 shares of Common Stock owned by the Investors. See "Selling Securityholders".
(2) Assumes no exercise of: (i) the Representative's over-allotment option to purchase up to 123,750 shares of Common Stock and 123,750 Class A Warrants; (ii) the Class A Warrants offered hereby; (iii) the Representative's Purchase Option to purchase up to 125,000 shares of Common Stock and 125,000 Class A Warrants; (iv) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; and (v) options issuable under the Company's 1996 Long Term Incentive Plan. See "Description of Securities and "Underwriting".
(3)       See "Dilution".
(4) Although the Company will be applying for initial quotation of the Common Stock and Class A Warrants on the Nasdaq SmallCap Market, there can be no assurance that the Company will be approved for listing these securities or, if approved, that it will be able to continue to meet the requirements for continued quotation or that a public trading market will develop or be sustained. See "Risk Factors - Absence of Public Market; Negotiated Offering Price".

                          SUMMARY FINANCIAL INFORMATION

  The following summary financial information concerning the Company, other than the as adjusted balance sheet data, has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. See "Financial Statements".

Balance Sheet Data:

                                                      September 30,        December              December
                                                           1997             31, 1996              31, 1995
                                                       ------------         ----------            --------

Total assets                                            $1,550,634          $1,075,145             $98,224
Current liabilities                                      2,092,160           1,466,248             257,641
Long-term liabilities net of current
    portion                                                223,930              16,646                  -
Stockholders' equity (deficit)                            (765,456)           (407,749)           (159,417)


Statement of Operations Data:


                                                        Nine Months          Fiscal Year        Nine Months
                                                           Ended                Ended              Ended
                                                       September 30,           December           December
                                                           1997                31, 1996           31, 1995
                                                       -------------         -----------        -----------
Net sales                                                  132,786                -                   -
Net loss                                                  (716,708)           (708,434)           (162,417)
Loss per Common Share                                      (.18848)            (.20235)            (.05414)
Common Shares Outstanding                                3,802,500           3,501,000           3,000,000

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these securities. Prospective investors, prior to making an investment decision, should carefully read this prospectus and consider, along with other matters referred to herein, the following risk factors:


     Need for Additional Financing; Uncertainty of Initial Public Offering. The Company anticipates that the proceeds of this offering will enable it to initiate preliminary activities to prepare for the construction and operation of greenhouses. However, the Company will require approximately $16,700,000 gross proceeds to construct and commence operations of its greenhouse and co-generation facility. In addition to the proceeds of this offering, the Company has secured an agreement with a lending institution to loan the Company approximately $15,000,000 the "Construction Loan". The funding of the Construction Loan would be concurrently with and contingent upon the completion of this offering, and is dependent, among other things, upon the lending institution reaching agreement with Stone & Webster Engineering Company or an alternative suitable party on the construction contract, including the lender's liquidated damage requirements.

     No Operating History; Dependence on Outside Contractors. The Company has no operating history in the greenhouse or cogeneration industries and will be dependent on Colorado Greenhouse LLC to operate the greenhouse. Although the Company has entered into a greenhouse operation and management agreement with Colorado Greenhouse LLC, whereby Colorado Greenhouse LLC has agreed to operate and manage the greenhouse for ten years, in the event Colorado Greenhouse LLC ceases to operate the greenhouse on behalf of the Company, the Company will be required to hire personnel experienced in the operation, management and marketing of the greenhouse and there is no assurance that it will be successful in attracting such personnel. The loss of services of Colorado Greenhouse LLC could likely have a material adverse effect on the Company.

     Development Stage Company. The Company may be deemed a development stage business. The Company is subject to all the general risks inherent in, and the problems, expenses, difficulties, complications and delays frequently encountered in connection with establishing any new business and operations. The Company is currently operating with inadequate working capital and is dependent on the proceeds of this offering, the Construction Loan, and the IPO to commence and maintain operations. There is no assurance that the Company, even with such funds, will successfully commence operations or maintain operations at a level sufficient for an investor to obtain a return on the shares of Common Stock or Class A Warrants.

     Price Fluctuations in U.S. Market for Tomatoes. The price of tomatoes fluctuates from season to season based on supply and demand. The wholesale price of homegrown tomatoes is substantially higher in the fall and winter months when there is a shortage of premium tomatoes. There is no assurance that the U.S. market will provide sufficient revenue and earnings to permit on-going operations or that the Company will be able to successfully penetrate existing non-U.S. markets for these products. There is no assurance the Company will ever generate sufficient revenue to meet on-going cash requirements.

     Availability of Raw Materials for Providing Heat and Electricity. The primary raw materials anticipated by the Company to be used in its thermal combustion operations are previously used rubber tires and water. The Company believes that suitable previously used rubber tires are readily available from a wide variety of sources, including El Paso County, Colorado, who has agreed to provide 2,000,000 tires per year and a tire broker who has agreed to provide the approximately 2,000,000 tires needed each year to operate the Thermal Combustor. While the Company does not anticipate any difficulties in obtaining sufficient quantities of used rubber tires to be used in its operations, no assurance can be given in this regard. In the event that sufficient quantities of rubber tires are not available, or if the prices thereof become uneconomical and in the further event that the Company does not find suitable alternative fuel sources, the Company's business operations and financial condition would be materially adversely affected. See "Business-Raw Materials".

     Default under Existing Note Obligations. The Company's outstanding note obligations with respect to its initial bridge financing in the sum of $1,062,500 were due and payable on September 30, 1997. The Company has requested in writing that the noteholders extend the due date to January 31, 1998. To date, noteholders owing $675,000 principal amount of the notes have so extended the due date. In the event the remaining noteholders do not extend the due date and demand payment, the Company does not have sufficient funds to make such payment. The failure to make payment, if payment is demanded by noteholders, could substantially impair the ability of the Company to proceed with a public offering.

     Competition. There are a limited number of hydroponic greenhouse tomatoes grown in the United States, there are numerous farmers and/or distributors of tomatoes. The tomato market is quite mature, and is serviced by a large number of competitors, several of which dominate the marketplace. The Company anticipates that its primary competition will be from greenhouse growers in California and Florida where growing conditions are favorable and whose growers have access to extensive highway systems and inexpensive fuel. Many of these competitors, which include Campbell's Soup, Archer Daniels Midland and Weyerhauser have been in existence for many years, have extensive marketing budgets, established market shares, wide name recognition and existing franchise, dealer or other distribution networks and have greater financial, personnel and administrative resources than the Company. The Company also anticipates competition from premium tomato growers in Holland and Israel which are imported for domestic use. If the Company is successful, there is no assurance that other U.S. or foreign tomato growers will not seek to engage in the growing of hydroponic greenhouse tomatoes. While the Company believes that the primary area of competition in its industry is quality, and that it competes favorably in this regard, there is no assurance that the Company will be able to compete successfully against established producers or any new entrants into its industry or that consumers will differentiate between the Company's tomatoes and its competitors tomatoes. See "Business-Competition".

     No Assurance of Profitability. The Company is non-operational at the present time. Although the Company believes that its operations will be successful, and that the Company will become profitable, no assurance can be given in this regard.

     Environmental and Other Governmental Regulation. As a producer of power, the Company is subject to federal, state and local rules and regulations. The Company's commencement of operations will be dependent upon it obtaining all necessary permits and approvals from federal, state and local governmental authorities. Although the Company believes it has all requisite permits and does not anticipate any difficulty or delays in obtaining any future necessary permits or approvals, no assurance can be given in this regard. If the Company were to experience significant delays in or denials of any necessary permits or approvals, the commencement and maintenance of the Company's proposed greenhouse operations could be delayed or suspended, and its business and results of operations would be materially adversely affected. While the Company believes that its combustion operations will comply with all applicable environmental laws and regulations, no assurance can be given that compliance with environmental laws, regulations or other restrictions, including any new laws or regulations, will not impose additional costs on the Company which could adversely affect its financial performance and results of operations. See "Business-Government Regulation".

     Discretion In Application of Proceeds. Management of the Company has certain discretion over the use and expenditure of a significant portion of proceeds of this offering. The Company intends to use the funds raised in this offering for the construction of the greenhouse, construction of the cogenerator, repayment of indebtedness, and for working capital and general corporate purposes. Although the Company does not contemplate changes in the allocated use of proceeds, to the extent the Company finds changes are necessary or appropriate in order to address changed circumstances and/or opportunities, management may find it necessary to adjust the use of the Company's capital, including the proceeds of this offering. As a result of the foregoing, the success of the Company may be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. See "Use of Proceeds".

     Possible Need for Additional Financing. The Company believes that its existing capital resources, together with the proceeds of this offering and the Construction Loan, will enable it to maintain its operations and working capital requirements for at least the next twelve (12) months, without taking into account any internally generated funds from operations. However, the Company may require additional funds thereafter to maintain or expand its operations. Adequate funds for this purpose on terms favorable to the Company, whether through equity financing, debt financing, or other sources, may not be available when needed. The Company's inability to obtain adequate financing could have a material adverse effect on the Company.

     No Credit Facility. The Company has no credit facility or other access to debt financing, other than the Construction Loan. Accordingly, the Company's business could be materially adversely affected in the event that it has a need for funds that it may not be able to obtain through a debt or equity financing.

     Product Liability. The Company's business exposes it to potential liability which is inherent in the marketing and distribution of food products. The Company maintains $5,000,000 of general and personal injury insurance. If any product liability claim is made and sustained against the Company and is not covered by insurance, the Company's business and prospects could be materially adversely affected. See "Business-Product Liability".

     Control by Present Stockholders. As of the date of this Prospectus, the current officers and directors (the "Management Stockholders") and 5% stockholders own a majority of the outstanding shares of Common Stock and, after completion of this offering, will own 60% of the outstanding shares of Common Stock. Accordingly, although there are no relationships or agreements between the non-officer 5% stockholders and the Company, these stockholders will be able to significantly influence the election of the Company's directors, any increase in the Company's authorized and outstanding capital stock and the other policies of the Company. See "Principal Stockholders".

     Dependence on Key Personnel. The Company's business expansion plans are dependent in part upon the abilities of Stanley Abrams, its President, and James Woodley, its Secretary and Treasurer. Although each of Mr. Abrams and Mr. Woodley have entered into employment agreements with the Company, there can be no assurance that they will remain in the employ of or continue to provide services to the Company. The loss of the services of such persons could have an adverse effect on the Company. The Company maintains a $1,000,000 life insurance policy with respect to the life of Stanley Abrams, the proceeds of which are payable to the Company. See "Management - Employment Agreements".

     Absence of Public Market; Negotiated Offering Price. Prior to the offering, there has been no market for the Common Stock or Class A Warrants. Although the Company anticipates that upon completion of this offering, the Common Stock and Class A Warrants will be approved for quotation on the Nasdaq SmallCap Market, there can be no assurance that these securities will be approved for quotation or, if approved, that an active market will develop for the Common Stock or the Class A Warrants or, if developed, that it can be maintained. In addition, the Common Stock and Class A Warrants will be separately traded immediately. The initial public offering price of the Common Stock and the exercise price of the Class A Warrants have been established by negotiations between the Company and the Representative and will not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. See "Underwriting".

     Dependence of Warrant Holders on Maintenance of Current Registration Statement; Possible Loss of Value of Warrants. In order for holders of the Class A Warrants to exercise such warrants there must be a current registration statement (or an exemption therefrom) in effect with the Securities and Exchange Commission ("Commission") and with the various state securities authorities in the States where warrant holders reside. The Company has undertaken to use its best efforts to keep (and intends to keep) the registration statement effective with respect to the Class A Warrants for as long as the Class A Warrants remain exercisable. However, maintenance of an effective registration statement will subject the Company to substantial continuing expenses for legal and accounting fees, and there can be no assurance that the Company will be able to maintain a current registration statement through the period during which the Class A Warrants remain exercisable. The Class A Warrants may become unexercisable and deprived of value by the Company's inability to maintain an effective registration statement (or an exemption therefrom) with respect to the underlying shares or by the non-qualification of the underlying shares in the jurisdiction of such holder's residence. See "Description of Securities -- Class A Warrants".

     Potential Adverse Effect of Redemption of Class A Warrants. The Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, at any time, on not less than thirty (30) days' nor more than sixty (60) days' prior written notice provided that the closing bid price of the Common Stock for all twenty (20) consecutive trading days ending within three (3) days of the notice of redemption has equaled or exceeded $12.00 and further provided that any redemption during the one year period commencing on the date of this Prospectus shall require the consent of the Representative. Redemption of the Class A Warrants could force the warrant holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the Class A Warrants at their then current market price when the holders might otherwise wish to hold the Class A Warrants for possible appreciation. Any holders who do not exercise warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Class A Warrants. See "Description of Securities -- Class A Warrants".

     Substantial and Immediate Dilution. Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in the net tangible book value of approximately $5.44 per share. The present shareholders of the Company have acquired their respective equity interests at a cost substantially below the offering price. Accordingly, the public investors will bear a disproportionate risk of loss per share. See "Dilution".

     No Dividends on Common Stock. The Company has never declared or paid any dividends on its shares of Common Stock. The Company intends to utilize its earnings, if any, to facilitate the expansion of its business for the foreseeable future. Accordingly, it has no intention of declaring or paying dividends on its Common Stock for the foreseeable future. See "Dividend Policy".

     Possible Dilutive Effect of the Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval. After this offering, the Company will have an aggregate of approximately 3,761,250 shares of Common Stock authorized but unissued and not reserved for specific purposes including 1,575,000 shares of Common Stock unissued but reserved for issuance pursuant to
(i) exercise of the Class A Warrants, (ii) the Company's Long Term Incentive Plan, (iii) exercise of the Representative's Purchase Option, and (v) exercise of the Representative's over-allotment option. All of such shares may be issued without any action or approval by the Company's shareholders. Any shares issued would further dilute the percentage ownership of the Company held by the investors in this offering. The terms on which the Company could obtain additional capital during the life of these securities may be adversely affected because of such potential dilution and because the holders thereof might be expected to convert or exercise them if the market price of the Common Stock exceeds their conversion or exercise price. See "Description of Securities", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Underwriting".

    Potential Anti-Takeover Effects of Delaware Law and Certificate of Incorporation; Possible Issuances of Preferred Stock. Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-laws could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events could be beneficial to the interests of the shareholders. These provisions include Section 203 of the Delaware General Corporation Law, the classification of the Company's Board of Directors into three classes and the requirement that 66 2/3% of the stockholders of the Company entitled to vote thereon approve certain transactions, including mergers and sales or transfers of all or substantially all the assets of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock or preferred stock. In addition, the Company's Certificate of Incorporation allows for the issuance of up to 500,000 shares of preferred stock by the Board of Directors without shareholder approval on such terms as the Board may determine. The rights of the holders of Common Stock and preferred stock will be subject to, and may be adversely affected by, the rights of the holders of additional or other classes of preferred stock that may be issued in the future. Moreover, although the ability to issue other classes of preferred stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has not issued any shares of preferred stock and has no current plans to issue any shares of any classes of capital stock other than as described herein. See "Description of Capital Stock".

    Limitations on Personal Liability of Directors. The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, (as defined) including amounts paid in settlement by or on behalf of an indemnitee thereunder.

    Penny Stock Regulation. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their Common Stock in the event it becomes otherwise freely resalable.

                                 USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Stock and Class A Warrants offered hereby (after deducting underwriting discounts and estimated offering expenses) are estimated to be $4,103,500 ($5,382,250 if the Representative's over-allotment option is exercised in full). These proceeds, together with the $15,000,000 net proceeds to be received from Heritage Financial Corporation, and excluding the exercise price of any Warrants, are intended to be utilized substantially as follows:

                                                    Approximate      Approximate
     Application of Proceeds                          Amount         Percentage
     -----------------------                        -----------      -----------

Working capital and general corporate purposes .     $3,803,500         20.0%
Greenhouse Construction. . . . . . . . . . . . .     $4,800,000         25.1%
Cogenerator Construction . . . . . . . . . . . .     $6,800,000         35.6%
Miscellaneous expenses related to Greenhouse
   and cogenerator construction. . . . . . . . .     $1,900,000          9.9%
Repayment of Indebtedness. . . . . . . . . . . .     $1,800,000          9.4%
                                                    -----------        ------
                                                    $19,103,500        100.0%

    Miscellaneous expenses related to greenhouse and cogenerator construction include professional fees such as engineering, financial and legal costs of approximately $165,000, construction loan interest of approximately $700,000, consulting fees of approximately $320,000 and additional working capital of approximately $715,000.

     The amounts set forth above, other than for repayment of Notes and repayment of indebtedness, are estimates. The actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors, in its discretion, if required by the operating experience of the Company or if a reapportionment or redirection of funds, including acquisitions consistent with the business strategy of the Company, is deemed to be in the best interest of the Company. The Company has no specific plans, arrangements, understandings or commitments with respect to any such acquisition at the present time. See "Risk Factors -- Discretion in Application of Proceeds".

     If the Representative exercises the over-allotment option in full, the Company will realize additional net proceeds of approximately $1,278,750, which will be used for working capital and general corporate purposes.

     The net proceeds to the Company from this offering, together with the proceeds from the Construction Loan, are expected to be adequate to fund the Company's working capital needs for at least the next twelve (12) months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Pending use of the proceeds from this offering as set forth above, the Company may invest all or a portion of such proceeds in short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks.

                                    DILUTION


    As of September 30, 1997, the net negative tangible book value of the Company was ($827,927) or ($.22) per share of Common Stock. Net negative tangible book value per share represents the amount the liabilities exceed the amount of total tangible assets divided by 3,838,750 , the number of shares of Common Stock outstanding on September 30, 1997. See "Capitalization". Thus, as of September 30, 1997, the net negative tangible book value per share of Common Stock owned by the Company's current stockholders would have increased by $4,400,050 or $0.98 per share after giving effect to this offering without any additional investment on their part and the purchasers of the Units offered hereby would have incurred an immediate dilution of $5.44 per share from the offering price. The following table illustrates this per share dilution:

Public Offering price per share of
   Common Stock Offered hereby (1) . . . . . . . . . . . . .               $6.20
Net tangible book value per share before offering. . . . . .  (.22)
   Increase per share attributable to new investors. . . . .   .98
                                                               ---
Adjusted net tangible book value per share
  after this offering. . . . . . . . . . . . . . . . . . . .               $0.76
                                                                           -----
Dilution per share to new investors. . . . . .                             $5.44
                                                                           =====

    The following table summarizes the relative investments of investors pursuant to this offering and the current shareholders of the Company:

                                                        Current          Public
                                                      Stockholders      Investors     Total (2)
                                                      ------------      ---------     ---------

Number of Shares of Common Stock Purchased . . . . .    3,838,750        825,000      4,663,750
Percentage of Outstanding Common Stock After
     Offering. . . . . . . . . . . . . . . . . . . .           82%            18%           100%
Gross Consideration Paid . . . . . . . . . . . . . .      863,000      5,115,000      5,978,000
Percentage of Consideration Paid . . . . . . . . . .           14%            86%           100%
Average Consideration Per Share of Common Stock. . .         $.22          $6.20          $1.69

     If the over-allotment option is exercised in full, the new Common Stock investors will have paid $5,882,250 and will hold 948,750 shares of Common Stock, representing 87% of the total consideration and 20% of the total number of outstanding shares of Common Stock. See "Description of Securities" and "Underwriting".
--------
(1) Assumes no exercise of (i) the Representative's over-allotment option to purchase up to 123,750 shares of Common Stock; (ii) the Class A Warrants offered hereby; (iii) the Representative's Purchase Option to purchase up to 125,000 shares of Common Stock; (iv) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; or (v) any options to purchase shares of Common Stock issuable under the Company's 1996 Incentive Plan. See "Description of Securities", "Management" and "Underwriting".

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of September 30, 1997 and the as adjusted capitalization which gives effect to the consummation of this offering as if it occurred on September 30, 1997. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

                                                    Before             After
                                                   Offering         Offering (1)
                                                  ----------        ------------
DEBT:
Notes payable (including
  short-term portion). . . . . . . . . . . . .    $1,838,639          $1,838,639
STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred Stock, $.01 par value; 500,000 . . .        -                   -
  shares authorized; none issued and outstanding
  and none issued and outstanding as adjusted
Common Stock, $.001 par value; 10,000,000
shares authorized;3,838,750 issued and
  outstanding; 4,663,750 shares issued
  and outstanding, as adjusted . . . . . . . .         3,839               4,664
Paid-in Capital. . . . . . . . . . . . . . . .       854,514           5,247,314
Retained Earnings (Deficit). . . . . . . . . .    (1,617,559)         (1,617,559)
Total Stockholders' Equity (Deficit) . . . . .      (759,206)          3,634,419
Total Debt and Stockholders' Equity
  (Deficiency) . . . . . . . . . . . . . . . .     1,079,433           7,763,808
-----------

(1) Assumes no exercise of: (i) the Representative's over-allotment option to purchase up to 123,750 shares of Common Stock and 123,750 Class A Warrants; (ii) the Class A Warrants offered hereby; (iii) the Representative's Purchase Option to purchase up to 125,000 shares of Common Stock and 125,000 Class A Warrants; (iv) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; and (v) options issuable under the Company's 1996 Long Term Incentive Plan. See "Description of Securities and "Underwriting".


                                 DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has never declared or paid any cash dividends and currently does not intend to pay cash dividends in the foreseeable future on the shares of Common Stock. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Payment of future dividends on the Common Stock will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends on the Common Stock will ever be paid.

                             SELECTED FINANCIAL DATA


    The following unaudited selected financial information concerning the Company, other than the as adjusted balance sheet and statement of operations data, has been derived from the financial statements included elsewhere in this Prospectus and should be read in conjunction with such financial statements and the notes thereto. See "Financial Statements".

    The selected financial data should be read in conjunction with and is qualified in its entirety by, the Company's financial statements, related notes and other financial information included elsewhere in this Prospectus.

Balance Sheet Data:

                                                  September 30, 1997
                                                  ------------------
Total assets                                           $1,550,634
Current liabilities                                     2,092,160
Long-term liabilities net of current portion              223,930
Stockholders' equity (deficit)                           (765,456)


Statement of Operations Data:

                                                       Inception to
                                                   September 30, 1997
                                                   ------------------

Net sales                                                 132,786
Net loss                                               (1,587,559)
Loss per Common Share                                        (.43)
Common  Shares Outstanding                              3,802,000

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical financial statements of the Company included elsewhere in this Prospectus.

Business Summary
----------------

     The Company is a Delaware corporation organized in October 1995. The Company has been formed to construct and operate greenhouses in the United
States for the production and sale of hydroponic, naturally vine ripened tomatoes. The first proposed greenhouse will be located on 200 acres of land in Colorado and will be powered by three 1,000 HP Thermal Combustors using alternate fuel sources, such as used tires.

     The Company has signed a contract with Colorado Greenhouses, LLC (C.G.) a Colorado company which is currently the single largest hydroponic grower of tomatoes in the United States with approximately 105 acres under glass producing the highest quality hydroponic tomatoes. C.G. will, under the contract, grow the tomatoes, manage the greenhouse and market the tomatoes within their existing marketing plan.

     The Company has also entered into a thirty year contract with Tri-State Power Generation Company to purchase the electricity generated by the Company's power generation facility.

     For its ongoing source, the Company has entered into agreements with (i) El Paso County, Colorado for the supply of approximately 2,000,000 tires per year; and (ii) Dave Mehring, a tire broker, to provide an additional 2,000,000 used tires annually to fuel the Thermal Combustor.

     The Company plans to finance the facility through the proceeds of this offering and through the sale of approximately $15,000,000 of ten year notes to a national lending institution. The Company has received an initial commitment letter subject to certain terms and conditions, including the successful completion of the public offering of securities contemplated hereby. The Company has also employed the services of Stone & Webster Engineering Corporation to act as a consultant in providing an Engineered Procurement contract (EPC) to guarantee the successful construction and completion of the project, both on time and on budget.

Liquidity and Capital Resources
-------------------------------

     In the Company's brief history, it has experienced substantial cash flow difficulties since it has been required to expend monies in preparation of the construction of the greenhouse and cogenerator facility. To date the Company has expended $600,893 for such purpose. At December 31, 1995, December 31, 1996 and September 30, 1997 respectively, the Company's current liabilities of $257,641; $1,466,248 and $2,092,160, substantially exceeded its current assets of $1,855, $91,516 and $287,210 and capital deficits of $159,417; $407,749 and $765,456.

     Financing activities have generated $1,870,853 from inception through September 30, 1997 from the issuance of common stock, proceeds from bridge loans and net loans from stockholders. See "Risk Factors - Default under Existing Note Obligations."

     The Company believes that the proceeds received from this offering, together with its $15,000,000 construction loan, will be sufficient to construct and operate a greenhouse and cogenerator plant until such time as the Company achieves internally generated funds.

Results of Operations
---------------------

     Revenue Recognition. Revenues from operations are recognized as billed to The Tire Broker and El Paso County for tire tipping fees. At this time there are no revenues from the power purchase agreement with Tri-State Power Generation Company or from the sale of tomatoes. These revenues will be recognized from metered billings in the electrical contract and from bills of lading when tomatoes are shipped from the site.

     Nine Months Ended September 30, 1997. Revenues received from tire tipping fees totaled $132,786 while the cost of shredding these tires totaled $156,238, leaving a net loss of ($23,452). Selling, General and Administrative costs consisted of $284,866 and interest cost totaled $408,390, leaving a net loss of $716,708 for the nine month period.

     The Company's activities since its inception in October, 1995 have been developmental in that it has been necessary to accomplish certain objectives to prepare the facility for construction. More specifically, it has obtained the necessary permits required to permit operations and retained Stone and Webster to determine that the Company had a viable project. The Company purchased the land upon which the facility is to be constructed and has obtained water well permits, air permits, certificate of designation, special use permits and rezoning of the land.

     These activities have taken approximately nine months to accomplish and certain activities would have been farther along except for funding. The engineering accomplishments are vast, and the EPC contract should be completed by the end of November, 1997. This EPC contract will delineate the entire project with a firm price and time line for completion.

     The Company had operating expenses for the period of inception through December 31, 1996 and September 30, 1997 of $714,708 and $441,104 and net interest expenses of $156,143 and $408,390 with a net loss of $870,851 and $716,708 for the period.

Seasonality
-----------

     Until the tomato production goes into effect, there will be no effect on the Company by seasonality or weather conditions. At such time, the Company will be affected to the extent that its tomatoes will sell for higher prices in the winter months than in the summer.

Inflation
---------

     Inflation has not been a material factor in the Company's operations to date.

                                    BUSINESS

General

     Ripe Touch Greenhouses, Inc. (the "Company") has been formed to construct and operate greenhouses in the United States for the production and sale of hydroponic, naturally vine ripened tomatoes. The first proposed greenhouse is to be located on 200 acres of land in Colorado. This facility will be powered by three 1,000HP Thermal Combustors to be purchased from an affiliated party using alternate fuel sources, such as used tires. The combustors will generate the heat for the greenhouse as well as the steam necessary to produce five megawatts of electricity. In addition to revenues from the sale of tomatoes, the Company anticipates receiving revenue from the sale of electricity generated in excess of the greenhouse requirements and the sale of recyclables created during the generation of electricity, including carbon black. The construction of the Colorado greenhouse and power generation facility is intended to be financed through a construction loan in the amount of $15,000,000 (the "Construction
Loan") with Heritage Financial Corporation and the sale of approximately $4,103,500 (net) of common stock and warrants in an initial public offering under applicable federal and state securities laws.

     The Colorado project intends to employ the services of several outside professional groups. The Company has entered into agreements with Colorado Greenhouse LLC, which operates several greenhouses in Colorado, to design and manage the construction of the greenhouse facility as well as manage, grow and sell the tomatoes. Tri State Power Generation Company has entered into a thirty
(30) year electrical power contract with the Company wherein they will be purchasing the electricity generated from the Company's power generation facility. Stone & Webster Engineering Corporation has completed their due diligence study and will be acting as a consultant to oversee an engineered procurement contract ("EPC") to guarantee the successful construction and completion of the greenhouse, both on time and on budget. The Company is compiling bids from various vendors and anticipates finalizing the EPC by December 31, 1997. For its initial energy source, the Company has entered into agreements with (i) El Paso County, Colorado for the supply of approximately 2,000,000 tires per year and (ii) Dave Mehring, a tire broker, to provide an additional 2,000,000 used tires annually to fuel the Thermal Combustors.

     The Company was incorporated under the laws of the State of Delaware on October 26, 1995. The Company's executive offices are located at 4871 N. Mesa Drive, Castle Rock, Colorado 80104 and its telephone number is (303) 688-9805.

Industry Overview

     The United States greenhouse industry is growing rapidly but it is still relatively small when compared to the greenhouse industry in many parts of Europe and Asia. This is, in part, due to the growing conditions in California and Florida which, coupled with an extensive highway system and inexpensive fuel, have provided fresh crops at reasonable prices in the United States.

     Based on industry reports, the entire acreage devoted to greenhouse vegetable production in the United States is approximately 900 acres. By comparison, in the Netherlands, over 23,000 total acres are dedicated to greenhouse production with 13,500 of such acres devoted to vegetable crops. England and Wales have 2,960 acres dedicated to greenhouse production of vegetables, and Canada 710 acres. In the United States, dietary trends away from the consumption of red meat and toward the consumption of fresh vegetables has caused the consumption of fresh vegetables to rise considerably over the past ten (10) years with a willingness to pay premium prices for premium products, of which in the opinion of the Company vine-ripened tomatoes are a part. Thus, the premium tomato market, as a specialty niche within the 40 billion dollar supermarket vegetable business, appears to have significant growth potential.

National Perspective

     In the United States, approximately $40 billion of fresh produce is sold each year at the retail level. This does not include production for the food service industry or processed foods. Four east coast metropolitan areas (Baltimore/D.C., Boston/Providence, New York and Philadelphia) sell approximately $3.72 billion in produce through supermarket chains, including approximately $170,000,000 in tomatoes.

     Most major supermarket chains have sold greenhouse grown tomatoes, lettuce, cucumbers and herbs continuously during the past ten years. More recently, major food service companies such as Sysco, P.Y.A., Monarch and Marriott have used greenhouse-grown vegetables. When McDonald's started their salad program, they looked at greenhouse production to supplement their West Coast buying.

     Based on industry reports, currently there are fewer than 100 acres of greenhouse tomato production located between the mid-Atlantic states through New England. The proximity to the populated markets of the northeast corridor makes the east coast corridor very attractive as a distribution center.

     Given location, climactic conditions, population centers and consumer trends of the major marketing areas, the Company views tomatoes as the most appropriate crop for large scale greenhouse production in most areas. The Company believes that an important selling feature with a food chain buyer is high quality vine ripened tomatoes during the off season. In the northeast area, local field production would be a competing factor only six to eight weeks during the late summer months and it is the Company's opinion that once reliable, year-round production is demonstrated, local produce buyers will forego the field product to maintain a year-round supply.

Field Competition

     In terms of pounds produced, field-grown tomatoes represent over 95% of all tomatoes consumed in the United States. For most of the year, the field-grown tomato is the green variety sprayed with gases, shipped from Florida, California, or Mexico. Gassing the tomatoes causes them to ripen; however, the Company believes that the flavor of a gassed tomato does not compare favorably with that of a vine ripened tomato. During all but six to eight weeks of the year, most regions of the United States do not have vine-ripened tomatoes available on the shelf unless it is a greenhouse grown product.

     In terms of price differential, the greenhouse tomato has historically called upon the consumer to pay a premium price for its product. During the past eight to ten years, the price differential between the two tomato varieties has been narrowed since (a) the U.S. greenhouse grower is consistently becoming a better producer with better quality and increased yields per square foot through advanced labor management techniques, and (b) many retailers have shown a willingness to keep the premium product on the shelf during the winter months with a reduced markup.

     In summary, superior appearance and taste, coupled with a shrinking price differential between the greenhouse tomato and the gassed-green tomato, make the field grown produce less of a competitor today than approximately five years ago.

Import Competition

     Of the four billion pounds of tomatoes consumed in the United States each year, one billion pounds is imported from Mexico. However, the Mexican tomatoes are all picked "dead-green" and gas-ripened once they reach their U.S. destination. Additionally, Mexican tomatoes may have pesticides and chemicals that are no longer allowed in the U.S.

     The most significant import competition comes from Holland (approximately 900,000,000 lbs) with Canada a distant second. There is also a small percentage of other imports from various offshore points. In some cases the varieties grown are only for a highly specified and small market niche. The bulk of the Dutch product is sold in 3.5 and 7 kilogram flats and most of the flats are freighted as cargo on wide-bodied aircraft. Some importers use ocean freight which takes approximately twelve (12) days in transit. Depending on the time of the year, the air freight costs between $.40 and $.60 per pound or up to $9.24 per flat of tomatoes. Further, there are very few, if any, U.S. retailers who work directly with the Dutch auction system, which means that there is at least one and often two middlemen to compensate.

     Shelf life is also an issue. A Dutch tomato is transported from the grower to the central auction warehouse. Those destined for the U.S. market must then be transported to the air carrier's warehouse, flown to the U.S. port of entry (usually New York City) and stored at the carrier's warehouse where they undergo U.S. customs and USDA inspection. From the airport, the tomatoes are shipped to a U.S. wholesaler and finally on to the local retailers.

     A U.S. tomato producer should have at least a $.60 per pound competitive edge over a Dutch grower. Generally, it is superior growing expertise resulting in increased yields and a strong brand name recognition that allow the Dutch growers to compete against domestic tomatoes.

Greenhouse Operations and Management Agreement

     The Company has entered into a Greenhouse Operation and Management Agreement with Colorado Greenhouse LLC ( "Colorado Greenhouse"), an experienced operator of greenhouses in Colorado. Under this agreement, the Company intends to construct a Venlo style glass greenhouse of modular type construction similar to those in Holland, which will include such equipment and materials necessary to operate the greenhouse. In addition, the Company will own and operate a 5 megawatt power generation facility which will include the scrap rubber tires and other products for fuel to fire three 1000HP Thermal Combustors to generate steam to provide the necessary heat and electricity for the greenhouse. Colorado Greenhouse has agreed to consult in the design and construction of the greenhouse at a fee of 3% of the subcontract price for such construction. The Company will be responsible for the purchase of and payment for all materials, services, labor and equipment needed for construction and start up of the greenhouse. Further, the Company will pay Colorado Greenhouse a fee (the "Operator Fee") to operate and manage the greenhouse. The Operator Fee will equal $20,000 per month escalated 5% per year after the first full year of the operation of the greenhouse. Colorado Greenhouse also will receive an annual fee equal to 14% of the Greenhouse annual operating income, defined as sales revenues less costs of production and the Operator Fee when the annual operating income exceeds $1.2 million, at which time the operating fee will be reduced by $7,500 per month. Products will be sold under the name Colorado Greenhouse, whose name is already recognized as a grower and distributor of hydroponic vine ripened tomatoes.

     Subject to the Company's direction and control, Colorado Greenhouse will be responsible for the requisitioning of all materials and supplies necessary for the Greenhouse operation. Colorado Greenhouse will select the crops to be grown, the planting and harvesting schedules and the day-to-day husbandry of the crops at the Greenhouse. Any additional administrative and processing costs incurred by Colorado Greenhouse for such purposes will be invoiced to and paid promptly by the Company. An operating budget will be prepared by the parties for the greenhouse prior to its initial operations.

     The Company has agreed to provide, at its own expense, public liability coverage with a limit of at least $10,000,000, all-risk casualty insurance covering all of the personal property on or about the greenhouse, workers' compensation insurance in an amount required by law, and such other insurance as may be reasonably required pursuant to the terms of any possible credit agreement with the Company effecting the greenhouse operations ancillary to the greenhouse. The Agreement with Colorado Greenhouse is for ten (10) years unless earlier terminated based upon certain defined occurrences.

Power Purchase Agreement

     The Company has entered into a thirty year power purchase agreement with Tri-State Power Generation Company ("Tri-State"). Under this agreement the Company will install and operate a waste fuel fired generation facility in the county of El Paso, Colorado. Tri-State, through its own electronic power system, generates, purchases and transmits power and energy for wholesale to its member distribution cooperatives. Tri-State has agreed to purchase the entire net output of capacity and energy from the Company and in return the Company has agreed to sell and deliver said energy and capacity solely to Tri-State.

     Further, Tri-State may terminate the agreement if certain minimum deliveries are not maintained by the Company. Tri-State will pay the Company a purchase price based on the number of megawatt hours supplied to Tri-State multiplied by an energy rate (as defined) which shall be adjusted each year.

The Process

     The Company's facility will be differentiated from other cogeneration projects in the United States involving greenhouses. First, the facility will be powered by tire derived fuel consisting of shredded rubber tires rather than natural gas or oil, which will only be used as back-up. Second, the facility will be owned by the Company not leased by a power company, so that profits, if any, will remain within the Company. Third, the Company's facility is intended to have four sources of income: (1) the sale of tomatoes, (2) the sale of electricity, (3) a tipping fee for receiving the used tires, and (4) the sale of recyclables such as carbon black.

     The facility is intended to create a more profitable operation than a typical greenhouse because the external charges typical of cogeneration facilities, i.e., thermal heat and electricity, are being generated directly by Company owned machinery and equipment. The thermal heat, which an operator such as Colorado Greenhouse usually records as a line item expense, will be provided "free" to Colorado Greenhouse by the Company's facility. The electricity, which is customarily charged to Colorado Greenhouse, will be "offset" against the electrical income generated by the Company power facility. The Company facility will make an initial investment of several hundred thousand dollars to drill three wells at the site so that the usual and customary charge for water will be absorbed in the electrical offset. All of the water used at the site will be treated and recycled through a boiler or fed to the tomato plants through the drip system. All rain and runoff water will be collected in a holding/cooling pond which will be located on the site, thus insuring that no water will be wasted.

     The power producing process begins with the arrival of a truck load of used car and truck tires which are off loaded and sorted by the tire broker. The
Company will receive a tipping fee for each tire delivered to the site. The scrap tires are then loaded onto a conveyor belt which takes the tires to a shredder which shreds the tires into approximately one inch square pieces of rubber. These tire shreds, which are now called tire derived fuel (TDF) are then moved into storage bins. As the power house facility requires fuel, the shredded tires are conveyed to the power house where they are gasified to generate a heat source.

     This patented process is owned by Waste Conversion Systems, Inc., the supplier of three 1000HP Thermal Combustors. These three units each is intended to generate 33 million BTU's per hour or 33 thousand pounds of steam per hour. As the TDF is fed to the Thermal Combustors, they turn from a solid into a gas through a process known as gasification. The solid tires smoke and gasify the Thermal Combustor's primary chamber and flow into its secondary chamber where super heated air is introduced, causing the smoke and gases to ignite and form a horizontal flame. This flame burns into a water tube boiler and turns the water in the boiler into steam. The steam is then transmitted into steam turbines which will generate five megawatts of electricity, with the spent steam being used by the greenhouse facility as needed to heat the greenhouse. Ash produced in the process is made up of silica and steel, which can then be resold. In addition, a baghouse, which catches the particles out of the air, will collect carbon black which can also be sold.

     The "Process" is expected to use over three million tires per year to produce the electricity and steam needed by the greenhouse facility. Tires will be stock piled to insure that the power house will not run out of tires. It is anticipated that there will be sufficient TDF stored on site to fuel the Company's facility for six months. The "Process" will also maintain a large propane tank as a backup against unscheduled mechanical downtime during the cooler months.

Properties

     The Company's cogeneration greenhouse will be built on a contiguous two hundred 200 acre site. (the "Project Site") The Project Site is located two miles west of the town of Calhan, Colorado which is approximately 24 miles east of Colorado Springs, Colorado on Highway 24. The Project Site will provide adequate land to build and operate the greenhouse, administrative offices, packing house, solid fuel handling and water storage facilities. The land has been rezoned under a land use permit to accommodate the solid fuel storage and shredding operation of used rubber tires, as they are currently treated as a waste stream commodity. The purchase price for the land was $340,000.

Legal Matters

     The Company is not involved in any material pending legal proceedings.

Employees

     The Company employs two people, both of whom are located in the Company's Castle Rock, Colorado headquarters and serve in administrative capacities. None of the Company's employees are represented by a labor union. The Company considers its relationships with its employees to be satisfactory.

Seasonality

     The tomato industry generally experiences its highest volume during the spring and summer months and the lowest volume in the winter months.


                                   MANAGEMENT

Directors and Executive Officers

     The following persons are the current executive officers and directors of the Company:

       Name               Age           Position
       ----               ---           --------
       Stanley Abrams      57           President and Director
       James Woodley       50           Secretary-Treasurer and Director
       Arthur Rosenberg    57           Director

     Stanley Abrams has been President and a director of the Company since its inception. Mr. Abrams has also been Chief Executive Officer, President and a director of Waste Conversion Systems, Inc. ("WSC"), a publicly traded company which owns the intellectual property used in the thermal combustors which are used in the Company's operations, for more than the past five years. Mr. Abrams is also Chief Executive Officer, President and a director of Nathaniel, Ltd. ("Nathaniel"), the exclusive domestic and international manufacturer and marketer of the thermal combustors manufactured by WSC.

       James Woodley has been Secretary, Treasurer and a director of the Company since its inception. Mr. Woodley graduated from Pennsylvania State University in 1969 with a degree in Economics and Business Administration. He has been employed as an accountant with several companies from 1969 to 1977. From 1978 to 1986, he was President of Unique Concepts, a Denver area home builder and warehouse management company. From December 1986 to January 1989, he was Vice
President of Finance for Essex Management, Inc., Englewood, Colorado; from January 1989 to July 1980, he was controller for International Training Corp., Denver, Colorado. He joined Waste Conversion as Chief Financial Officer in July 1990 and has served on the board since September, 1992. Mr. Woodley is Secretary Treasurer and a director of Nathaniel Ltd.

     Arthur Rosenberg has been a director of the Company since November 1997. Mr. Rosenberg has been a practicing attorney for more than the past ten years. Since June 1, 1987, he has been Vice President of Acquisitions of The Associated Companies, a residential land and commercial developer located in Bethesda, Maryland. Mr. Rosenberg also is a director of EcoTyre Technologies, Inc., a publicly-owned manufacturer of remolded tires and Mike's Original, Inc., a publicly-owned distributor of super-premium ice cream.

Executive Compensation

       The following table sets forth the cash and other compensation paid or accrued by the Company for the fiscal year ended December 31, 1996 and during the period from inception through December 31, 1995 to the Company's chief executive officer.

                                                                                      Long Term
                                            Annual Compensation                      Compensation
                         ----------------------------------------------------------  ------------
                                                                                      Securities
    Name and                                                         Other Annual     Underlying       All Other
Principal Position        Year              Salary         Bonus     Compensation(1)    Options      Compensation
------------------       -------            -------        -----     ---------------  -----------    ------------

Stanley Abrams           1996(2)            $85,000           -             -              -              -
President (Chief         1995(3)             14,167           -             -              -              -
Executive Officer)

James Woodley            1996(2)             75,000           -             -              -              -
                         1995(3)             12,500           -             -              -              -

(1) The value of all perquisites provided to the Company's officers did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(2)  Represents the fiscal year ended December 31, 1996.
(3) Represents the period from the Company's inception on October 25, 1995 through December 31, 1995.

Employment Agreements

     The Company has entered into an employment agreement with Stanley Abrams pursuant to which Mr. Abrams has agreed to serve as the President of the Company, at a minimum annual base salary of $95,000. This employment agreement is for an initial term of three (3) years commencing upon the closing of the IPO. The agreement also provides that Mr. Abrams will be paid 3% of the Company's pre-tax earnings (up to a maximum payment of $125,000 with respect to the Company's fiscal year ending December 31, 1997) during the term thereof upon the Company achieving certain financial results. The employment agreements provide that if the employee is terminated after the initial term other than for "cause" (as defined), or dies or becomes permanently disabled, the Company will pay to the employee certain severance payments.

     The Company has entered into an employment agreement with James Woodley pursuant to which Mr. Woodley has agreed to serve as the Secretary and Treasurer of the Company, at a minimum annual base salary of $75,000. This employment agreement is for an initial term of three (3) years commencing upon the closing of the IPO. The agreement also provides that Mr. Woodley will be paid 3% of the Company's pre-tax earnings (up to a maximum payment of $125,000 with respect to the Company's fiscal year ending December 31, 1997) during the term thereof upon the Company achieving certain financial results. The employment agreements provide that if the employee is terminated after the initial term other than for "cause" (as defined), or dies or becomes permanently disabled, the Company will pay to the employee certain severance payments.

     Both of the above agreements contain restrictions on the employees engaging in competition with the Company for the term thereof and for one year thereafter and provisions protecting the Company's proprietary rights and information. Each agreement also provides for the payment of three times the employee's previous year's total compensation, less $1.00, upon the termination of his employment in the event of a change in control of the Company which adversely affects his working conditions. For those purposes, a change in control is defined to mean
(a) a person (as such term is defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a current director or officer of the Company becoming the beneficial owner, directly or indirectly, of 30% of the voting power of the Company's outstanding securities or (b) the members of the Board of Directors at the beginning of any two-year period ceasing to constitute at least a majority of the Board of Directors unless the election of any new director during such period has been approved in advance by two-thirds of the directors in office at the beginning of such two-year period.

Consulting Agreement

     The Company has entered into a consulting agreement as of November 1, 1996 with Srotnac Group, LLC ("Srotnac"). Under this agreement, Srotnac has agreed to provide business operations and management consulting services to the Company in exchange for a consulting fee at the annual rate of $125,000 for the first year of the agreement, $75,000 during the second year of the agreement, $100,000 during the third year of the agreement and $95,000 for each year thereafter. The consulting agreement with Srotnac expires three years from the effective date of this offering. Pursuant to the agreement, Srotnac and its principals are restricted from engaging in competition with the Company for the term thereof and for one year thereafter, and contains provisions protecting the Company's trade secrets and proprietary rights and information. The Company may terminate the services of Srotnac under the consulting agreement upon thirty (30) days' written notice for a material breach by Srotnac of the non-competition, confidentiality and proprietary rights clauses.

1996 Long Term Incentive Plan

     In May 1996, the Company adopted The Ripe Touch Greenhouses, Inc. 1996 Long Term Incentive Plan (the "1996 Incentive Plan") in order to motivate qualified employees of the Company, to assist the Company in attracting employees and to align the interests of such persons with those of the Company's stockholders.

     The 1996 Incentive Plan provides for the grant of "incentive stock options" within the meaning of the Section 422 of the Internal Revenue Code of 1986, as amended, "non-qualified stock options," restricted stock, performance grants and other types of awards to officers, key employees, consultants and independent contractors of the Company and its affiliates.

     The 1996 Incentive Plan, which will be administered by the Board of Directors or a committee thereof, authorizes the issuance of a maximum of 350,000 shares of Common Stock which may be either newly issued shares, treasury shares, reacquired shares, shares purchased in the open market or any combination thereof. If any award under the 1996 Incentive Plan terminates, expires unexercised, or is canceled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. To date, the Company has granted no options under this plan.

Personal Liability and Indemnification of Directors

     The Company's Certificate of Incorporation and By-laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

     Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors, although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interests of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future, although the Company may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company's stock may be adversely affected.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of October 31, 1997 of (i) each person known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) each of the Company's executive officers, directors and director nominees, and (iii) all of the Company's executive officers and directors as a group. Except as otherwise indicated, all shares of Common Stock are beneficially owned, and investment and voting power is held, by the persons named as owners.

                       Amount and Nature      Percentage  Ownership (5)
Name and Address  of      of Shares             Before      After
  Beneficial Owner     Beneficially Owned*     Offering    Offering
--------------------   ------------------      ---------   -----------

Stanley Abrams (1)           600,000              15.0%          13.0%
James Woodley (1)            375,000               9.9%           8.0%
Arthur Rosenberg             -                      -              -
Srotnac Group, LLC (2)       462,000              12.4%           9.9%
Double G Foods, Inc. (3)     375,000               9.9%           8.0%
W & L Acquisition Corp. (4)  375,000               9.9%           8.0$
All officers and directors
 as a group (3  persons)     975,000              25.0%          21.0%

* less than one percent (1%) unless otherwise indicated.

(1) The address for each of these persons is 4871 N. Mesa Drive, Castle Rock, Colorado 80104.
(2) The address for Srotnac Group, LLC is P.O. Box 473, Babylon Village, New York 11702. Steven A. Cantor is the managing member and principal stockholder of Srotnac Group, LLC.
(3) The address for Double G Foods, Inc. is 193 Elm Place, Mineola, New York 11501.
(4) The address for W & L Acquisition Corp. is 248 E. 31st Street, New York, New York 10016.
(5) Assumes no exercise of: (i) the Representative's over-allotment option to purchase up to 123,750 shares of Common Stock and 123,750 Class A Warrants;
     (ii) the  Class A  Warrants  offered  hereby;  (iii)  the  Representative's
     Purchase Option to purchase up to 125,000 shares of Common Stock and 125,000 Class A Warrants; (iv) the Class A Warrants purchasable by the Representative upon exercise of the Representative's Purchase Option; and
     (v) options issuable upon the Company's 1996 Long Term Incentive Plan. See "Description of Securities" and "Underwriting."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is a party to a purchase order for the purchase of three thermal combustors (the "Purchase Order") from Nathaniel, Ltd., a Colorado corporation ("Nathaniel"). Stanley Abrams and James Woodley are the officers and directors of Nathaniel. Messrs. Abrams and Woodley collectively own all of the outstanding stock of Nathaniel. The Purchase Order is for three Thermal Combustors for an aggregate purchase price of $1,275,000. Approximately $20,000 from the proceeds of this offering will be paid to Nathaniel for preliminary engineering fees. The remaining $1,255,000 will be paid from the proceeds of the Construction Loan and the IPO. Nathaniel, pursuant to a distributor agreement, is the exclusive manufacturer and marketer of the thermal combustors for Waste Conversion Systems, Inc. ("WCS"). WCS owns the United States patents and marketing rights for the Thermal Combustors to be utilized in the Company's business. Stanley Abrams and James Woodley are officers and directors of WCS. Pursuant to their distributor agreement, WCS will receive royalty payments in connection with the sale of the thermal combustors by Nathaniel to the Company pursuant to the Purchase Order. Nathaniel also holds a $50,000 principal amount demand promissory note payable by the Company at an annual interest rate of 8%.

     Pursuant to the consulting agreement between the Company and SAC Consulting Group, Ltd., SAC Consulting Group, Ltd. is owed $125,000, none of which has been paid.

     In September 1996, the Company loaned Steven A. Cantor $125,000. The loan is repayable on or before September 27, 1999, at the option of Mr. Cantor, and bears interest at a rate of 8% per year.

                             SELLING SECURITYHOLDERS

     This Prospectus may also be used for the possible offering of additional shares of Common Stock owned by the Selling Securityholders. Certain other
Selling Securityholders have agreed that the shares of Common Stock owned by such persons registered for resale hereunder under may not be sold for twenty-four (24) months from the date of this Prospectus without the prior written consent of the Representative. The Company will not receive any proceeds from such sales. The Representative may release such restriction at any time after completion of this offering. although there are no understandings or arrangements in this regard. The resale of the securities by the Selling Securityholders is subject to Prospectus delivery and other requirements of the Securities Act.

     The Shares are being offered by the following persons in the amounts set forth below:

                              Beneficial        Number       Beneficial
                              Ownership       of Shares      Ownership
      Stockholder         Prior to Offering    Offered     After Offering
      -----------         -----------------   ---------    --------------

Jones Enterprises                42,500         37,500        0.835%
Louis Solferino                  42,500         37,500        0.835%
Brett Abrams                     32,500         32,500        0.639%


Vosavu Pty., Ltd.                32,500         32,500        0.639%
RLP Holdings Inc.                20,000         20,000        0.393%
Robert LaRusso                   20,000         20,000        0.393%
Barbara Rubenfeld                20,000         20,000        0.393%
Barry & Deena Silberman           5,000          5,000        0.098%
Jamie Silberman                   5,000          5,000        0.098%
Eric Shenker                      5,000          5,000        0.098%
Paul Greenstein                  20,000         20,000        0.393%
Michael Ring                     10,000         10,000        0.197%
Gary L. Spieler & Yaffa Spieler  10,000          5,000        0.197%
Yaffa Spieler                    10,000          5,000        0.197%
Scott M. Sosnik                  10,000          5,000        0.197%
Sosnik & Co.                     10,000          5,000        0.197%
Glen E. and Karen S. Erfman       5,000          5,000        0.098%
Ralph Ridge                       2,500          2,500        0.049%
Ralph H. Grills, Jr. FLP          7,500          7,500        0.147%
John E. Lecomte                  10,000         10,000        0.197%
Sally Miglio                      5,000          5,000        0.098%
Sol Adler                         5,000          5,000        0.098%
Onyx Packaging                   42,500          5,000        0.835%
Midon Restaurant                 42,500          5,000        0.835%
Moshe Isaac Foundation           20,000         20,000        0.393%
Richard Banach Profit Sharing    10,000          2,500        0.197%
Barry Weintraub                   5,000          5,000        0.098%
Barbara Banach                   10,000          7,500        0.197%
Dale Lucore                       4,000          4,000        0.079%
                                -------        -------        ------
                                464,000        349,000        9.118%

-------

*less than 1% unless otherwise indicated

      The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company is not aware of any present intentions of any Selling Stockholders to engage in any transactions with either of the Representatives of this offering.

      At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person participating in a distribution of the securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable restricted period (one or five business days) before the day of pricing of this offering, and until the distribution is over. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, and Rules 100 through 105 thereunder, in connection with transactions in such securities, which provisions may limit the time of purchases and sales of such securities by the Selling Securityholders.

      Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby. As of the date of this Prospectus, the freely tradeable securities of the Company (the "public float") will be (i) 825,000 shares of Common Stock, and (ii) 825,000 Class A Warrants.

                            DESCRIPTION OF SECURITIES

Capital Stock

      The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.001 par value per share and 500,000 shares of Preferred Stock, $.01 par value per share.

      Common Stock

      General. The Company has 10,000,000 authorized shares of Common Stock, 3,838,750 of which were issued and outstanding prior to the offering. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

      Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The Company's Board consists of three classes each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the Directors of the Company. See "Principal Stockholders".

      Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Common Stock will be paid in the future. See "Dividend Policy".

      Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities, subject to the rights of holders of Preferred Stock.

      Shares Eligible for Future Sale. Upon completion of this offering, the Company will have 4,663,750 shares of Common Stock outstanding (4,787,500 shares if the Representative's over-allotment option is exercised in full). Of these shares, the 825,000 shares sold in this offering (948,750 shares if the Representative's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. Another 349,000 shares are registered under the registration statement of which this Prospectus forms a part and are freely saleable under the Securities Act, but may not be transferred for twenty-four (24) months from the date of this prospectus or at such earlier date as may be permitted by the Representative. All of the remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as effective on April 29, 1997, subject to the satisfaction of certain other conditions, commencing ninety (90) days after the effective date of the registration statement of which this prospectus is a part, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      3,501,000 of the shares of restricted stock presently outstanding have been held at least one year. Accordingly, commencing following the completion of the offering all 3,501,000 shares would be eligible for resale pursuant to Rule
144. However, pursuant to the terms of the Underwriting Agreement, certain Selling Securityholders owning an aggregate of 212,500 shares of Common Stock have agreed not to sell any of their shares for a period of twenty-four (24) months following the date of this prospectus without the prior written consent of the Representative. The sale of any substantial number of these shares in the public market could adversely affect prevailing market prices following the offering.

      No predictions can be made as to the effect, if any, that sales of shares under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Common Stock or the Warrants offered hereby.

      Class A Warrants

      The Class A Warrants offered hereby will be issued in registered form under a warrant agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

      Rights to Purchase Common Stock. Each Class A Warrant will be separately tradeable and will entitle the registered holder thereof to purchase one share of Common Stock (subject to adjustment as described below) for a period of three years commencing on the effective date of this Prospectus at a price of $10.00 per share of Common Stock. A holder of Class A Warrants may exercise such warrants by surrendering the certificate evidencing such warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Holders of the Class A Warrants may sell the Class A Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will develop or continue as to such Class A Warrants.

      For a holder of a warrant to exercise the Class A Warrants, there must be a current registration statement on file with the Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments. While it is the Company's intention to file post-effective amendments when necessary, there is no assurance that the registration statement will be kept effective. If the registration statement is not kept current for any reason, the Class A Warrants will not be exercisable, and holders thereof may be deprived of value. Moreover, if the shares of Common Stock underlying the Class A Warrants are not registered or qualified for sale in the state in which a Class A Warrant holder resides, such holder might not be permitted to exercise the Class A Warrants. If the Company is unable to qualify the Common Stock underlying such Class A Warrants for sale in certain states, holders of the Company's Class A Warrants in those states will have no choice but to either sell such Class A Warrants or allow them to expire.

      The Company has authorized and reserved for issuance a number of underlying shares of Common Stock sufficient to provide for the exercise of the Class A Warrants. When issued, each share of Common Stock will be fully paid and nonassessable.

      Class A Warrant holders will not have any voting or other rights as shareholders of the Company unless and until Class A Warrants are exercised and shares issued pursuant thereto.

      Redemption Rights. Any or all of the Class A Warrants may be redeemed by the Company at a price of $.01 per warrant, upon the giving of not less than 30 days' nor more than 60 days' written notice at any time after the date of this Prospectus, provided that the closing bid price of the Common Stock for all twenty (20) consecutive trading days ending three (3) days of the notice of redemption has equaled or exceeded $12.00 per share. The right to purchase the Common Stock represented by the Class A Warrants so called for redemption will be forfeited unless the Class A Warrants are exercised prior to the date specified in the foregoing notice of redemption. Any redemption of the Class A Warrants during the one year period commencing on the date of this Prospectus shall require the consent of the Representative.

      Adjustments. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Class A Warrant are subject to adjustment in the event of a stock dividend, recapitalization, merger, consolidation or certain other events.

      For the life of the Class A Warrants, the holders thereof are given the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Class A Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Class A Warrants remain exercisable. The holders of these Class A Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Class A Warrants.

      First Private Placement

      From  September  through  October 1996, the Company issued an aggregate of
42.5 Private Placement Units, each Private Placement Unit consisting of a $25,000 principal amount of Private Placement Notes and 5,000 Private Placement Shares for aggregate gross proceeds of $1,062,500. The proceeds from the sale of the Private Placement Units were used to pay pre-engineering expense and to fund working capital. The Company also has registered under the registration statement of which this prospectus forms a part, 126,500 of the Private Placement Shares included in the Private Placement Units. The Private Placement Shares are not transferable until the earlier of twenty-four (24) months following the date of this prospectus or at such earlier date as may be permitted by the Representative. See "Underwriting".

      Second Private Placement

      During May 1997, the Company issued an aggregate of 20 Second Private Placement Units, each Second Private Placement Unit consisting of a $25,000 principal amount of Second Private Placement Notes and 5,000 Second Private Placement Shares for aggregate gross proceeds of $500,000. The proceeds from the sale of the Second Private Placement Units were used to pay promotional expenses incurred in connection with entering new markets and maintaining existing markets and to fund working capital. The Second Private Placement Shares are not transferable until the earlier of twenty-four (24) months following the date of this prospectus or at such earlier date as may be permitted by the Representative. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting".

      The Second Private Placement Notes bear interest at a rate equal to 12% per annum, payable one year after the issuance of the Second Private Placement Notes and monthly in arrears thereafter. The Second Private Placement Notes mature on the earlier of (i) June 30, 1998, or (ii) the closing date of this offering; provided, that the maturity of the Second Private Placement Notes will be further accelerated upon an Event of Default (as defined therein).

      Additional Private Issuances

      From July through October 1997, the Company received $608,750 in connection with the private placement of its securities in consideration for the issuance of 191,500 shares of Common Stock and notes aggregating $481,250 (the "Notes"). The proceeds from these sales were used to fund working capital requirements.

      The Notes bear interest at a rate equal to 12% per annum, payable on the earlier of (i) June 30, 1998, or (ii) the closing date of this offering; provided, that the maturity of the Notes will be accelerated upon an Event of Default (as defined therein).

      Preferred Stock

      The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 500,000 shares of preferred stock, par value $.01 per share. Currently there are no shares of preferred stock issued or outstanding.

      The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

Certain Provisions of the Certificate of Incorporation

      The Company's Certificate of Incorporation contains certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another entity or person. In addition to the ability to issue Preferred Stock, these provisions are as follows:

      A vote of 66-2/3% of the stockholders is required by the Certificate of Incorporation in order to approve certain transactions including mergers and sales or transfers of all or substantially all of the assets of the Company.

      The Company's By-laws provide that the members of the Board of Directors of the Company be classified into three classes: Class I (which consists of
Stanley Abrams) will serve until the Company's 1997 Annual Meeting of Stockholders. Class II (which consists of James Woodley) will serve until the Company's 1998 Annual Meeting of Stockholders. Class III (which consists of Arthur Rosenberg) will serve until the Company's 1999 Annual Meeting of Stockholders. After their initial staggered terms, the term of each class will run for three years and expire at successive annual meetings of stockholders. Accordingly, it is expected that it would take a minimum of two annual meetings of stockholders to change a majority of the Board of Directors. Further, directors may only be removed for cause prior to the expiration of their term of office.

      The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

      Transfer Agent

      The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.


                                  UNDERWRITING

      Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters named below, for which Millennium Securities Corp. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase the number of shares of Common Stock and Warrants set forth opposite its name. All 825,000 shares of Common Stock and 825,000 Warrants offered must be purchased by the Underwriters if any are purchased. The shares of Common Stock and Warrants are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.

                                        Number      Number
      Underwriter                     of Shares   of Warrants
      -----------                     ---------   -----------


                                       -------      -------
      Total                            825,000      825,000
                                       =======      =======

      The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock and the Warrants to the public at the offering prices set forth on the cover page of this prospectus. The Representative has further advised the Company that the Underwriters propose to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow a concession, in their discretion to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive.

      The Company has granted the Underwriters an option, exercisable for forty-five (45) days from the date of this Prospectus, to purchase up to 123,750 shares of Common Stock and 123,750 Warrants, at the public offering prices less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise this option solely to cover over-allotments in the sale of the shares of Common Stock and Warrants offered hereby.

      The Company has agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to payments it may be required to make in respect thereof. It is the position of the Commission that indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the aggregate offering price (of which $50,000 has already been received) with respect to the Common Stock and Class A Warrants offered hereby (and any securities purchased pursuant to the Representative's over-allotment option). Under certain circumstances, the expenses previously paid by the Company are nonrefundable if the offering is terminated or otherwise does not proceed.

      The Company has also agreed to pay the Representative a consulting fee of $50,000 for financial consulting services to be performed over a period of two
(2) years.

      Upon the exercise after one year following the date of this offering of any Warrant included in the Units, the Company has agreed to pay the Representative a fee of 3% of the aggregate exercise price of such warrant if
(i) the market price of the Company's Common Stock is greater than the exercise price of such Warrant on the date of exercise; (ii) the exercise of such Warrant was solicited by the Representative and the holder of such Warrant so states in writing and designates in writing that the Representative is entitled to receive such compensation, (iii) such Warrant is not held in a discretionary account; and (iv) the solicitation of such Warrant was not in violation of Regulation M, and Rules 100 through 105 thereunder promulgated under the Exchange Act.

      The Company has agreed to sell to the Representative or its designees, at a price of $250, warrants (the "Representative's Warrants") to purchase 125,000 shares of Common Stock of the Company at an exercise price of $7.80 per share and 125,000 Warrants at an exercise price of $.26 per warrant. Other than a higher exercise price and the redemption feature, the Warrants underlying the Representative's Warrants are identical in all respects to the Warrants offered to the public hereby, as to which they will be treated pari passu with the public Warrants. The Warrants issuable upon exercise of the Representative's Warrants will entitle the holder to purchase shares of Common Stock at a price of $7.80 per share or 120% of the then exercise price of the Warrants offered to the pubic hereby, for a period of three years commencing on the date hereof. The Representative's Warrants will not be transferable for one year from the date hereof except to officers and partners of the Underwriters or members of the selling group and are exercisable during the four year period commencing one year from the date of this Prospectus. Any profit realized upon any resale of the Representative's Warrants or upon the sale of the underlying securities thereof may be deemed to be an additional underwriter's compensation. The Company has agreed to register (or file a post-effective registration amendment with respect to any registration statement registering) the Representative's Warrant and the underlying securities under the Securities Act at its expense on one occasion during the five years following the date of this Prospectus and at the expense of the holders thereof. The Company has also agreed to "piggy-back" registration rights for the holders of the Representative's Stock Warrants and the Representative's Warrants and the underlying securities at the Company's expense during the six (6) years following the date of this Prospectus.

      The Company has also agreed, for a period of not less than two years commencing on the date of this offering, at the request of the Representative, to nominate and use its best efforts to elect a designee of the Representative to the Board of Directors of the Company or to appoint a designee of the Representative as a non-voting observer of the Board of Directors. The Representative has not yet exercised its right to designate such person.


      The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement and related documents, copies of which are on file at the offices of the Representative, the Company and the Commission, and forms of which have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

      The Representative  has informed the Company that the Representative  does
not  intend  to  confirm   sales  to  any  accounts   over  which  it  exercises
discretionary authority.

      The Company, and its officers and directors, have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of twenty-four (24) months after the date of this Prospectus, without the prior written consent of the Representative, except pursuant to the exercise of the Representative's over-allotment option, or the exercise of the Warrants or currently outstanding stock options.

      Prior to this offering, there has been no market for the Common Stock or the Warrants. Although the Company will apply to list the Common Stock and the Warrants on the Nasdaq SmallCap Stock Market, there can be no assurance that an active trading market will develop for the Common Stock or the Warrants, or, if developed, that it will be maintained. In addition, the Common Stock and the Warrants will be separately transferable immediately.

      The initial public offering price has been arbitrarily determined by negotiations between the Company and the Representative. Among the factors contained in determining the initial public offering price, in addition to prevailing market conditions, were the Company's capital structure, estimates of its business potential and earnings prospects, an assessment of its management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

     In connection with the Second Private Placement, the Company paid Millennium Securities Corp., one of the underwriters, as Placement Agent, 3% of the gross proceeds of the entire offering as a non-accountable expense allowance and a 10% commission on the sales of the Second Private Placement Units.


                                  LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for the Company by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. The law firm of Beckman & Millman, P.C., New York, New York will pass on certain aspects of this offering on behalf of the Representative. Employees of Blau, Kramer, Wactlar & Lieberman, P. C. own an aggregate of 225,000 shares of Common Stock.

                                     EXPERTS

      The audited financial statements of the Company for the fiscal year ended December 31, 1996 and the fiscal period ended December 31, 1995, are included herein and in the registration statement in reliance upon the report, which report includes an emphasis paragraph regarding the ability of the Company to continue as a going concern, of Bailey, Saetveit & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a registration statement on Form SB-2, pursuant to the Securities Act, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said registration statement, and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to said registration statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     As of the date of this Prospectus, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, shall file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices: Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Web site located at http:\\www.sec.gov.

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                              Financial Statements
                                       and
                          Independent Auditors' Report
                           December 31, 1996 and 1995
                                       and
                           September 30, 1997 and 1996
                             Unaudited Stub Periods

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)
                         Index to Financial Statements





          Independent Auditors' Report                      1

          Balance Sheets                                    2

          Statements of Loss                                3

          Statements of Stockholders' Deficit               4-5

          Statements of Cash Flows                          6

          Notes to Financial Statements                     7-14

                          Independent Auditors' Report


To the Board of Directors and
Stockholders of Ripe Touch Greenhouses, Inc.
Castle Rock, Colorado


We have audited the accompanying balance sheets of Ripe Touch Greenhouses, Inc. (a development stage company) as of December 31, 1996 and December 31 1995, and the related statements of loss, stockholders' deficit, and cash flows for the year ended December 31, 1996 and for the period from October 26, 1995
(inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ripe Touch Greenhouses, Inc. as of December 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from October 26, 1995 (inception) to December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 15 to the financial statements, the Company has been in the development stage since its inception, October 26, 1995. Realization of its assets is dependent upon the Company's ability to successfully complete both its initial public offering and closing of long-term financing, and the success of future operations. The unpredictability of these future events raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





April 26, 1997


Bailey Saetveit & Co., P.C.
Englewood, Colorado

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                                 Balance Sheets

                                                                       September          December           December
                                                                        30, 1997          31, 1996           31, 1995
                                                                      (Unaudited)         (Audited)          (Audited)
                                                                      -----------         ---------          ---------
               ASSETS

Current assets:
     Cash and cash equivalents                                        $   214,992        $    72,012        $       985
     Accounts receivable - related party (net of allowance
        for doubtful accounts of $0 in 1997, 1996 and 1995)                47,218             19,504
     Deferred offering costs                                               25,000                 --                870
                                                                      -----------        -----------        -----------
        Total current assets                                              287,210             91,516              1,855
                                                                      -----------        -----------        -----------
Property and equipment - net                                              608,449            492,366             15,000
                                                                      -----------        -----------        -----------
Other assets:
     Construction in progress                                             492,504            338,039             71,516
     Prepaid offering costs                                                34,375             74,375                 --
     Deposits                                                             100,000             50,000                 --
     Up-front long-term debt financing fees                                25,000             25,000              5,000
     Organization costs (net of amortization of $1,924, $1,171
        and $166 in 1997, 1996 and 1995, respectively)                      3,096              3,849              4,853
                                                                      -----------        -----------        -----------
                                                                          654,975            491,263             81,369
                                                                      -----------        -----------        -----------
                                                                      $ 1,550,634        $ 1,075,145        $    98,224
                                                                      ===========        ===========        ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt                                $    20,959        $   225,574        $        --
     Bridge loans payable (net of discount of $133,463 in 1997,
        $279,745 in 1996, and $0 in 1995)                               1,429,037            782,755                 --
     Note payable - related party                                              --             50,000            117,000
     Accounts payable                                                     316,138            274,873            110,509
     Accrued expenses                                                     326,026            133,046             30,132
                                                                      -----------        -----------        -----------
        Total current liabilities                                       2,092,160          1,466,248            257,641
                                                                      -----------        -----------        -----------
Long-term debt                                                            223,930             16,646                 --
                                                                      -----------        -----------        -----------
Commitments and contingencies                                                  --                 --                 --

Stockholders' deficiency
     Preferred stock, 500,000 shares of $.01 par value
        authorized, no shares issued or outstanding                            --                 --                 --
     Common stock, 10,000,000 shares of $.001 par value
        authorized, 3,802,500,  3,501,000, and 3,000,000
        shares issued and outstanding as of June 30,
        1997, December 31, 1996, and 1995, respectively                     3,803              3,501              3,000
     Additional paid-in capital                                           818,300            459,601                 --
     Deficit accumulated during the development stage                  (1,587,559)          (870,851)          (162,417)
                                                                      -----------        -----------        -----------

        Total stockholders' deficit                                      (765,456)          (407,749)          (159,417)
                                                                      -----------        -----------        -----------

                                                                      $ 1,550,634        $ 1,075,145        $    98,224
                                                                      ===========        ===========        ===========

                       See notes to financial statements.

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                               Statements of Loss

                                             For the                                                                     For the
                                           period from                                                                 period from
                                            inception         For the nine month period ended                           inception
                                          (October 26,                 September 30,                For the year       (October 26,
                                          1995) to Sep-       -------------------------------        ended De-        1995) to De-
                                         tember 30, 1997          1997               1996          cember 31, 1996   cember 31, 1995
                                           (Unaudited)        (Unaudited)        (Unaudited)         (Audited)          (Audited)
                                         ---------------      -----------        -----------       ---------------   ---------------
Sales                                      $   132,786        $   132,786        $        --        $        --        $        --

Cost of sales                                  185,592            156,238              2,500             29,354                 --
                                           -----------        -----------        -----------        -----------        -----------

       Gross profit                            (52,806)           (23,452)            (2,500)           (29,354)                --
                                           -----------        -----------        -----------        -----------        -----------

General and administrative expenses:
    Officers wages and benefits                333,667            131,915            129,180            173,045             28,707
    Consulting fees                            483,065             89,567            120,400            272,227            121,271
    Rent expense                                41,400             16,200             16,200             21,600              3,600
    Travel and entertainment                    29,402             15,197              5,783             14,205                 --
    Legal and accounting                        21,870             11,050                 --             10,820                 --
    Automobile expense                          25,298             10,790              3,631             14,254                254
    Telephone                                   14,043              6,831              3,859              7,004                208
    Miscellaneous                               10,760              2,274              3,172              8,414                 72
    Postage & Delivery                           6,767                289                 --              6,478                 --
    Office supplies and equipment                2,025                 --                 --              2,025                 --
    Amortization                                 1,923                753                 --              1,004                166
                                           -----------        -----------        -----------        -----------        -----------

       Total general and admin-
          istrative expense                    970,220            284,866            282,225            531,076            154,278
                                           -----------        -----------        -----------        -----------        -----------

       Loss from operations                 (1,023,026)          (308,318)          (284,725)          (560,430)          (154,278)
                                           -----------        -----------        -----------        -----------        -----------

Other income (expenses)
    Interest income                              1,175                 --                541              1,175                 --
    Interest expense                          (565,708)          (408,390)           (36,133)          (149,179)            (8,139)
                                           -----------        -----------        -----------        -----------        -----------

                                              (564,533)          (408,390)           (35,592)          (148,004)            (8,139)
                                           -----------        -----------        -----------        -----------        -----------

       Loss before income taxes             (1,587,559)          (716,708)          (320,317)          (708,434)          (162,417)

Income tax expense                                  --                 --                 --                 --                 --
                                           -----------        -----------        -----------        -----------        -----------

       Net loss                            $(1,587,559)       $  (716,708)       $  (320,317)       $  (708,434)       $  (162,417)
                                           ===========        ===========        ===========        ===========        ===========


Shares outstanding                           3,802,500          3,802,500          3,409,500          3,501,000          3,000,000
                                           -----------        -----------        -----------        -----------        -----------

Loss per share                             $  (0.41750)       $  (0.18848)       $  (0.09395)       $  (0.20235)       $  (0.05414)
                                           ===========        ===========        ===========        ===========        ===========

                       See notes to financial statements.

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                       Statement of Stockholders' Deficit
  For the period from inception (October 26, 1995) to December 31, 1995, year ended December 31, 1996, and
           the "unaudited" nine month period ended September 30, 1997



                                                             Preferred Stock           Common Stock
                                                          ---------------------   ---------------------    Additional
                                              Date of      Number       $.01        Number      $.001        Paid-in     Accumulated
                                            Transaction   of Shares   Par Value   of Shares   Par Value      Capital       Deficit
                                            -----------   ---------   ---------   ---------   ---------      -------       -------
Balance, October 25, 1995 (inception)                          --     $      --          --   $      --    $       --   $        --

Stock issued for services in connection        10/26/95        --            --   2,775,000       2,775            --            --
     with formation of the Company
     ($0.001 per share)

Stock issued for legal services                10/26/95        --            --     225,000         225            --            --
     ($0.001 per share)

Net loss for the period ended
     December 31, 1995                         12/31/95        --            --          --          --            --      (162,417)
                                                            -----     ---------   ---------   ---------    ----------   -----------

Balances, December 31, 1995 (audited)                          --            --   3,000,000       3,000            --      (162,417)
                                                            -----     ---------   ---------   ---------    ----------   -----------

Stock issued for cash                            8/2/96        --            --     132,500         133       132,368            --
     ($1.00 per share)

Stock issued for consulting services            9/27/96        --            --     152,000         152       151,848            --
     ($1.00 per share)

Stock issued in connection with                 9/27/96        --            --     125,000         125       124,875            --
     issuance of bridge loans
     ($1.00 per share)

Legal costs of private placement                9/30/96        --            --          --          --       (40,898)           --

Stock issued in connection with                 11/1/96        --            --      80,000          80        79,920            --
     issuance of bridge loans
     ($1.00 per share)

Stock issued in connection with                12/16/96        --            --       7,500           7         7,492            --
     issuance of bridge loans
     ($1.00 per share)

Stock issued in connection with                12/18/96        --            --       4,000           4         3,996            --
     land purchase ($1.00 per share)

Net loss for the year ended
     December 31, 1996                         12/31/96        --            --          --          --            --      (708,434)
                                                            -----     ---------   ---------   ---------    ----------   -----------

Balances, December 31, 1996 (audited)                          --            --   3,501,000       3,501       459,601      (870,851)
                                                            -----     ---------   ---------   ---------    ----------   -----------


                       See notes to financial statements.

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                       Statement of Stockholders' Deficit
  For the period from inception (October 26, 1995) to December 31, 1995, year ended December 31, 1996, and
           the "unaudited" nine month period ended September 30, 1997
                                   "Continued"

                                                             Preferred Stock           Common Stock
                                                          ---------------------   ---------------------    Additional
                                              Date of      Number       $.01        Number      $.001        Paid-in     Accumulated
                                            Transaction   of Shares   Par Value   of Shares   Par Value      Capital       Deficit
                                            -----------   ---------   ---------   ---------   ---------      -------       -------
Stock issued in connection with            6/18-9/30/97        --            --     100,000         100        99,900            --
     issuance of bridge loans
     ($1.00 per share)

Stock issued for consulting services             7/1/97        --            --      27,500          28        27,472            --
     ($1.00 per share)

Stock issued for consulting services            8/15/97        --            --     100,000         100        99,900            --
     ($1.00 per share)

Stock issued in connection with                 8/20/97        --            --       4,000           4         3,996            --
     land purchase ($1.00 per share)

Stock issued for cash                       8/22-9/9/97        --            --      57,500          58       114,943            --
     ($2.00 per share)

Stock issued for cash                           9/15/97        --            --      12,500          12        12,488            --
     ($1.00 per share)

Net loss for the nine month period
     ended September 30, 1997                   9/30/97        --            --          --          --            --      (716,708)
                                                            -----     ---------   ---------   ---------    ----------   -----------

Balances, September 30, 1997 (unaudited)                       --     $      --   3,802,500   $   3,803    $  818,300   $(1,587,559)
                                                            -----     ---------   ---------   ---------    ----------   -----------


                       See notes to financial statements.

                          RIPE TOUCH GREENHOUSES, INC.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                       For the                                                           For the
                                                     period from                                                       period from
                                                      inception     For the nine month period ended                     inception
                                                    (October 26,             September 30,            For the year     (October 26,
                                                    1995) to Sep-   -------------------------------    ended De-       1995) to De-
                                                   tember 30, 1997        1997          1996         cember 31, 1996 cember 31, 1995
                                                     (Unaudited)       (Unaudited)   (Unaudited)        (Audited)        (Audited)
                                                   ---------------  -------------------------------  --------------- ---------------
Cash flows from operating activities:
   Net loss                                          $(1,587,559)      $(716,708)    $(320,317)       $  (708,434)       $(162,417)
   Adjustments to reconcile net loss to
     net cash used by operating activities:
     Stock issued for services                           282,500         127,500       152,000            152,000            3,000
     Depreciation and amortization                        72,214          58,615           754             13,433              166
     Amortization of discount                            380,287         299,407            --             80,880
     Net change in assets and liabilities:
       Accounts receivable - related party               (47,218)        (27,714)       (5,935)           (18,634)            (870)
       Prepaid/deferred offering costs                   (59,375)         15,000            --            (74,375)              --
       Deposits                                         (100,000)        (50,000)           --            (50,000)              --
       Accounts payable                                  316,138          41,265       140,622            164,364          110,509
       Accrued expenses                                  326,026         192,980        62,575            102,914           30,132
                                                     -----------       ---------     ---------        -----------        ---------

         Net cash used by operating activities          (416,987)        (59,655)       29,699           (337,852)         (19,480)
                                                     -----------       ---------     ---------        -----------        ---------
Cash flows from investing activities:
   Capitalized organizational costs                       (5,019)             --            --                 --           (5,019)
   Purchase of property and equipment                   (310,740)       (169,945)           --           (125,795)         (15,000)
   Construction in progress                             (492,504)       (154,465)     (228,534)          (266,523)         (71,516)
                                                     -----------       ---------     ---------        -----------        ---------

         Net cash used by investing activities          (808,263)       (324,410)     (228,534)          (392,318)         (91,535)
                                                     -----------       ---------     ---------        -----------        ---------
Cash flows from financing activities:
   Up-front long-term debt financing fees                (25,000)             --       (20,000)           (20,000)          (5,000)
   Net loans from related parties                             --         (50,000)     (117,000)           (67,000)         117,000
   Proceeds from bridge loans                          1,562,500         500,000       625,000          1,062,500               --
   Discount on bridge loans in connection
     with issuance of stock                             (513,750)       (153,125)     (125,000)          (360,625)              --
   Proceeds from long-term debt                          250,000         250,000            --                 --               --
   Payments on long-term debt                           (365,110)       (247,330)           --           (117,780)              --
   Legal fees charged to proceeds from
     private placement                                   (40,898)             --       (40,898)           (40,898)              --
   Issuance of common stock                              572,500         227,500       257,500            345,000               --
                                                     -----------       ---------     ---------        -----------        ---------

         Net cash provided by financing
           activities                                  1,440,242         527,045       579,602            801,197          112,000
                                                     -----------       ---------     ---------        -----------        ---------

Net increase in cash and cash equivalents                214,992         142,980       380,767             71,027              985
                                                     -----------       ---------     ---------        -----------        ---------

Cash and cash equivalents, beginning of period                --          72,012           985                985               --
                                                     -----------       ---------     ---------        -----------        ---------

Cash and cash equivalents, end of period             $   214,992       $ 214,992     $ 381,752        $    72,012        $     985
                                                     ===========       =========     =========        ===========        =========

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest                                        $     8,575       $   6,354     $      --        $     2,221        $      --
                                                     ===========       =========     =========        ===========        =========

     Income taxes                                    $        --       $      --     $      --        $        --        $      --
                                                     ===========       =========     =========        ===========        =========

                       See notes to financial statements.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                          Notes to Financial Statements
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

   1.    SIGNIFICANT ACCOUNTING POLICIES

         Development Stage Activities

         Ripe Touch Greenhouses, Inc. (the "Company"), is a Delaware corporation and has been in the development stage since its formation on October 26, 1995. The Company plans to construct and operate a greenhouse outside of Colorado Springs, Colorado for production and sale of hydroponic, naturally vine ripened tomatoes. The facilities will be powered by three 1,000 BHP thermal combustors using used tires as a fuel source. The combustors will generate the heat for the greenhouse as well as the steam necessary to produce five megawatts of electricity. In addition to revenues from the sale of tomatoes, the Company anticipates receiving revenue from the sale of electricity generated in excess of the greenhouse requirements.

         The construction of the greenhouse and purchase of the thermal combustors is intended to be financed through the sale of approximately $15 million of ten year notes to a lending institution and the sale of approximately $5 million of common stock in the Company's initial public offering.

         Accounting Method

         The Company records income and expenses on the accrual method. As of September 30, 1997 the Company had earned $132,786 in revenues associated with the tire tipping fees.

         Fiscal Year

         The Company has selected December 31 as its fiscal year end.

         Property and Equipment and Related Depreciation

         Property and equipment are recorded at cost. Depreciation is provided using the straight-line method. The Company uses an estimated useful life of 5 years to depreciate machinery and equipment.

         Deferred Offering Costs

         Costs associated with the Company's private placement have been charged to additional paid-in capital. The Company had prepaid certain costs associated with its proposed public offering which are included in other assets. It is the Company's policy to classify costs associated with the proposed offering to deferred offering costs and charge against the proceeds upon completion of the offering.

         Loss Per Share

         Loss per share was computed assuming all shares outstanding at the end of the period were outstanding during the entire period.

         Organization Costs

         Costs incurred in organizing the Company have been capitalized and are being amortized over a sixty-month period.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

   1.    SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         Income Taxes

         Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

         Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         Advertising Costs

         The Company expenses non-direct advertising costs as incurred. The Company has not incurred any direct response advertising costs since its inception that should be capitalized and deferred to future periods. Total advertising costs for the period ended September 30, 1997 and the years ended December 31, 1996 and 1995 were $0, $128 and $0, respectively.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   2.    STOCKHOLDERS' EQUITY

         As of September 30, 1997, 3,802,500 shares of the Company's $.001 par value common stock were issued and outstanding. The outstanding shares include 312,500 shares which were issued in connection with the Company's private placement memorandums where $1,562,500 was raised in return for stock and $1,048,750 in bridge notes (note 8) payable (net of $513,750 discount).

         On July 25, 1996, the Company restated its certificate of incorporation. The restated certificate changes the number of shares the Company is authorized to issue from 5,000 shares of $.01 par value common stock to 10,500,000 shares, consisting of 10,000,000 shares of common stock with a par value of $.001 and 500,000 shares of preferred stock with a par value of $.01. Accordingly, the Company has restated the number of shares outstanding as of inception from 5,000 common shares to 3,000,000.

   3.    PROPOSED PUBLIC OFFERING

         The Company has entered into a firm underwriting agreement with Millennium Securities, Corp. ("Underwriter"). Pursuant to the terms of the firm underwriting agreement, the Underwriter has agreed to purchase between 825,000 and 948,750 units. A unit consists of one share of common stock and one warrant to purchase common stock at $10.00 per share for three years, unless earlier redeemed.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)


                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

   3.    PROPOSED PUBLIC OFFERING, CONTINUED

         The Underwriter is to receive an expense allowance of 3% of the gross proceeds, an underwriting discount of 10%, plus $50,000. In addition, the Underwriter will receive for the purchase price of $100 the option to purchase 125,000 units consisting of 125,000 shares and 125,000 Class A warrants of the Company at $8.06 per unit exercisable for a period of four years from the date of the underwriting.

         Each share of the 825,000 shares of common stock being offered by the Company in its initial public offering comes with one detachable, non voting Class A warrant. Each Class A warrant entitles the registered holder to purchase one share of common stock for a period of three years commencing on the effective date of the offering at a price of $10.00 per share. Class A warrants are subject to redemption by the Company at a price of $.01 per warrant after given written notice at any time after the date of the prospectus, provided that the closing bid price of the common stock for a period of 20 consecutive trading days ending within three days of the notice of redemption has equaled or exceeded $12.00 per share.

   4.    PROPERTY AND EQUIPMENT

         Following is a summary of property and equipment at September 30, 1997, December 31, 1996 and 1995:

                                                1997          1996        1995
                                             ---------     ---------     -------
         Land                                $ 188,045     $ 119,045     $15,000
         Building                              104,946            --          --
         Machinery and equipment               385,750       385,750          --
                                             ---------     ---------     -------

                                               678,741       504,795      15,000

         Less accumulated depreciation         (70,292)      (12,429)         --
                                             ---------     ---------     -------

                                             $ 608,449     $ 492,366     $15,000
                                             =========     =========     =======

         Depreciation expense for the periods ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995 was $57,862, $0, $12,429 and $0, respectively.

   5.    CONSTRUCTION IN PROGRESS

         The Company anticipates total construction costs of its facilities will be approximately $16.6 million. As of September 30, 1997, December 31, 1996 and 1995, the Company had incurred preliminary engineering and construction management costs of $492,504, $338,039 and $71,516, respectively.

         The Company was issued a special use permit by the state of Colorado on June 21, 1996 and obtained approval of its designated land use from El Paso County, Colorado in October 1996.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

   6.    LONG-TERM DEBT

         Long-term debt at September 30, 1997 and December 31, 1996 consists of the following:

                                                                               September 30,      December
                                                                                   1997           31, 1996
                                                                                ---------         ---------
         Doich International
             Payable in monthly principal and interest installments of
             $20,000 at prime plus 2% through January 1998.  The note
             is collateralized by the Company's tire shredder                          --         $ 242,220

         Colorado Housing and Finance Authority ("CHAFA")
             In May 1997 the Company refinanced its note with Doich
             International with CHAFA. The note is payable in monthly
             principal and interest installments of $2,531 at 4% through
             May 2007. The note is collateralized by the Company's tire
             shredder                                                             244,889                --

         Less current maturities                                                  (20,959)         (225,574)
                                                                                ---------         ---------

         Long-term debt                                                         $ 223,930         $  16,646
                                                                                =========         =========

         Interest expense related to long-term debt for the periods ended September 30, 1997 and 1996, and year ended December 31, 1996 was $6,181, $0 and $2,221, respectively.

         Current maturities of long-term debt as of December 31, 1996 and September 30, 1997 are as follows:

                                                   Year ending         Year ending
                                                   December 31,       September 30,
                                                   ------------       -------------
                 1997                              $    225,574
                 1998                                    16,646       $     20,959
                 1999                                        --             21,813
                 2000                                        --             22,702
                 2001                                        --             23,627
                 2002                                        --             24,590
              thereafter                                     --            131,198
                                                   ------------       ------------

                                                   $    242,220       $    244,889
                                                   ============       ============

   7.    LONG-TERM INCENTIVE PLAN

         The Company has a long-term incentive plan. Under the plan, the Company may issue stock options, stock appreciation rights, restricted stock, performance grants, and any other type of award deemed to be consistent with the purpose of the plan to key employees and other key persons performing services for the Company. The Company may issue an aggregate of not more than 350,000 common shares, subject to modification in the event of a change in the Company's capitalization. As of September 30, 1997, the Company had not issued any common shares in connection with its long-term incentive plan.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

   8.    BRIDGE NOTES PAYABLE

         Bridge notes payable at September 30, 1997 and December 31, 1996 consist of the following:

                                                                                1997            1996
                                                                             -----------     -----------
             12% unsecured bridge notes, principal and interest due at
             maturity which is the earlier of September 30, 1997 or the effective date of the Company's initial public offering. The notes were issued in connection with the Company's first
             private placement memorandum. On October 24, 1997 the
             Company extended the maturity date of the notes to
             January 31, 1998.                                               $ 1,062,500     $ 1,062,500

             12% unsecured bridge notes, principal and interest due at
             maturity which is the earlier of June 30, 1998 or the
             effective date of the Company's initial public offering. The notes were issued in connection with the Company's second
             private placement memorandum.                                       500,000              --

             Less: discount on notes as of September 30, 1997 and
             December 31, 1996 (net of amortization of $299,407 and
             $80,880, respectively)                                             (133,463)       (279,745)
                                                                             -----------     -----------

             Bridge notes payable                                            $ 1,429,037     $   782,755
                                                                             ===========     ===========

         Interest expense related to bridge notes payable for the periods ended September 30, 1997 and 1996, and year ended December 31, 1996 was $106,628, $617 and $28,030, respectively.

   9.    NOTES PAYABLE - RELATED PARTIES

         Notes payable - related parties consist of the following at September 30, 1997, December 31, 1996 and 1995:

                                                                1997        1996        1995
                                                             ----------    -------    --------
         Nathaniel, Ltd.
             The Company has an unsecured promissory note
              payable on demand with interest at 8%.         $       --    $50,000          --

         Shareholder
             The Company has an unsecured promissory note
              payable on demand with interest at 8%.                 --         --     117,000
                                                             ----------    -------    --------

         Notes payable - related parties                     $       --    $50,000    $117,000
                                                             ==========    =======    ========

         Interest expense relating to notes payable - related parties for the periods ended September 30, 1997 and 1996, and years ended December 31, 1996 and 1995 was $0, $7,947, $7,947 and $189, respectively.

  10.    INCOME TAXES

         The Company's income tax expense for the periods ended September 30, 1997 and 1996, and years ended December 31, 1996 and 1995 are as follows:

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)


                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

  10.    INCOME TAXES, CONTINUED

                                                               September 30,      September 30,      December 31,      December 31,
                                                                   1997               1996               1996              1995
                                                                ---------          ---------          ---------          --------
         Current income tax expense
           Federal                                              $      --          $      --          $      --          $     --
           State                                                       --                 --                 --                --
                                                                ---------          ---------          ---------          --------

         Current provision for income tax expense (benefits)           --                 --                 --                --
                                                                ---------          ---------          ---------          --------

         Deferred income tax expense (benefits)
           Federal                                               (241,200)          (103,400)          (228,800)          (43,400)
           State                                                  (37,300)           (16,000)           (35,400)           (8,100)
           Less valuation allowance                               278,500            119,400            264,200            51,500
                                                                ---------          ---------          ---------          --------

         Deferred provision for income taxes (benefits)                --                 --                 --                --
                                                                ---------          ---------          ---------          --------

         Total provision for income taxes (benefits)            $      --          $      --          $      --          $     --
                                                                =========          =========          =========          ========

         As of September 30, 1997 and 1996, December 31, 1996 and 1995, the Company's deferred tax assets were offset entirely by its valuation allowances.

  11.    RELATED PARTY TRANSACTIONS

         Rent

         The Company rents office space from both its president and secretary/treasurer at a cost of $800 and $1,000 per month on a month-to-month basis, respectively. Rent expense was $16,200, $16,200, $21,600 and $3,600 for the periods ended September 30, 1997 and 1996, and years ended December 31, 1996 and 1995, respectively. At September 30, 1997, December 31, 1996 and 1995 accrued liabilities included unpaid rents of $41,400, $25,200 and $3,600, respectively.

         Accounts Receivable

         The Company had accounts receivable from a company under common control.

         Notes Payable

         The Company had notes payable to a shareholder and a Company under common control (note 9).

         Purchase of Thermal Combustors

         The Company is affiliated with Waste Conversion Systems, Inc. through common ownership. The Company plans to purchase its thermal combustors from a distributor of Waste Conversion Systems, Inc. at a cost of approximately $1,275,000.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                    Notes to Financial Statements, Continued
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)
  12.    COMMITMENTS AND CONTINGENCIES

         Power Purchase Agreement

         The Company has a power purchase agreement with Tri-State Generation and Transmission Association, Inc. ("Tri-State"). The agreement will allow the Company to sell its entire output of capacity and energy (projected to be 5,000 kw) to Mountain View Electric Association, Inc. ("Mountain View"), a cooperative of Tri-State. The agreement calls for a capacity rate of $10.07 per kw for a 30 year term, to be extended at the option of the parties for two successive terms of 15 consecutive years. The agreement is cancelable at Tri-State's option if certain minimum deliveries are not maintained by the Company. Under the terms of the agreement the contract is terminated unless power is delivered by April 30, 1998.

         During 1995 the Company incurred $100,438 in consulting fees with Citizens Lehman Power ("Citizens"). The fees were related to the formation of the above power purchase agreement with Tri-State Generation and Transmission Association, Inc. Balances of $118,490, $118,490 and $108,389, including interest charges were due as of September 30, 1997, December 31, 1996 and 1995, respectively, and accordingly, have been included in accounts payable.

         In addition to the full satisfaction of the above liability, management intends to issue 20,000 shares of the Company's common stock to Citizens in recognition of their cooperation in sustaining from collection proceedings, accordingly, a $20,000 liability has been recorded in accounts payable.

         Greenhouse Operation and Management Agreement

         On October 10, 1995, the Company entered into an agreement with Colorado Greenhouses LLC ("CG"), which is the operator of comparable greenhouses in Ft. Lupton, Brush, and Rifle, Colorado. CG will be responsible for providing consulting services during the design and construction of the greenhouses for which it will receive 3% of such subcontract prices.

         In addition, CG will operate and manage the greenhouses for a fee of $20,000 per month, (to be reduced to $7,500 per month when annual operating income exceeds $1.2 million) subject to a 5% escalation charge per year, plus an annual gross margin bonus of 14% of the greenhouses operating income. CG will also receive $.05 for each pound of produce sold. The term of the agreement is for ten years, and is renewable at the option of the parties on a year-to-year basis.

         Tire Shredding Agreement

         On April 15, 1997, the Company entered into two agreements with an individual and his controlled corporation. Under the terms of the agreement the individual is to receive 100,000 shares of common stock for past services which the Company has valued at $100,000. In addition, the agreement requires the Company issue stock options to the individual for 100,000 shares exercisable for two years at the initial public offering price. In addition, the Company has agreed to reimburse the individual's controlled corporation up to $10,000 per month for salaries and other expenses to operate and maintain a tire shredding operation at the Company's facilities. The Company has also agreed to pay fees to this individual and his company for consulting and other services of $3,000 per month when power generation begins. The tire shredding agreement has an initial period of 5 years with a required renewal subject to binding arbitration. The consulting agreement has an initial period of 10 years. Under the terms of the consulting agreement the individual will make a good faith effort to supply used tires to the Company.

         Consulting Agreement

         The Company has a three year consulting agreement with a shareholder. The agreement requires an annual compensation of $125,000 for the first year, $75,000 for the second year, and $100,000 for the third year to be paid to the shareholder.

                          RIPE TOUCH GREENHOUSES, INC.
                          (a Development Stage Company)

                    Notes to Financial Statements, Concluded
                           December 31, 1996 and 1995
  (Information as of and for the nine month period ended September 30, 1997 is unaudited)

  12.    COMMITMENTS AND CONTINGENCIES, CONTINUED

         Officer Employment Contracts

         The Company has contracts with its president and secretary/treasurer for services through November 1998. The contracts require $95,000 to be paid to the president and $75,000 to be paid to the secretary/treasurer annually during the contract period. In addition, the officers may receive 3% of the Company's pre-tax income, not to exceed certain limits.

         Land Clean-up Fund

         As a condition of El Paso County, Colorado's acceptance of the Company's designated land use (note 5), the Company is to establish a $100,000 clean-up fund. As of September 30, 1997 this fund was fully funded.

         Going Concern

         The Company has been in the development stage since its inception, October 26, 1995. As shown in the accompanying financial statements, the Company incurred a net loss of $1,587,559 for the period from inception (October 26, 1995) to September 30, 1997. As of September 30, 1997, current liabilities exceeded current assets by $1,804,950. Those factors, as well as the uncertainties regarding the ability of the Company to obtain long-term financing, and the successful completion of its initial public offering create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         In view of these matters, realization of the assets in the accompanying balance sheet is dependent upon success of its future operations and obtaining long-term financing for its greenhouse project, which in turn is dependent upon the successful completion of the Company's initial public offering. Management believes that actions presently being taken to satisfy the Company's financial requirements provide the opportunity for the Company to continue as a going concern.

  13.    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

         Non-cash investing and financing activities for the nine months ended September 30, 1997 and 1996, year ended December 31, 1996, and period ended December 31, 1995 are as follows:

                                                          September 30,    September 30,    December 31,    December 31,
                                                              1997             1996             1996            1995
                                                          -------------    -------------    ------------    ------------
             Equipment acquired by long-term debt           $     --         $     --         $360,000         $   --
             Land acquired by common stock issuance            4,000               --            4,000             --
                                                            --------         --------         --------         ------

               Total non-cash investing activities          $  4,000         $     --         $364,000         $   --
                                                            ========         ========         ========         ======


             Stock issued for consulting services           $127,500         $152,000         $152,000         $3,000
                                                            ========         ========         ========         ======

No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. Any information or presentations not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.
---------------

            TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary . . . . . . . .       4
Risk Factors . . . . . . . . . . .       7
Use of Proceeds. . . . . . . . . .      13
Dilution . . . . . . . . . . . . .      14
Capitalization . . . . . . . . . .      15
Dividend Policy. . . . . . . . . .      16
Selected Financial Data. . . . . .      17
Management's Discussion and Analysis and
 of Financial Condition and Results of
 Operations  . . . . . . . . . . .      18
Business . . . . . . . . . . . . .      20
Management . . . . . . . . . . . .      25
Principal Stockholders . . . . . .      29
Certain Relationships and
       Related Transactions. . . .      30
Selling Securityholders. . . . . .      30
Description of Securities. . . . .      32
Underwriting . . . . . . . . . . .      37
Legal Matters. . . . . . . . . . .      39
Experts. . . . . . . . . . . . . .      40
Available Information. . . . . . .      40
Index to Financial Statements
Independent Auditor's Report

     Until , 1998 (90 days after the commencement of the offering), all dealers effecting transactions in the Units, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Representatives and with respect to their unsold allotments or subscriptions.

                                 825,000 Units
\






                          RIPE TOUCH GREENHOUSES, INC.









                                 ---------------

                                   PROSPECTUS
                                 ---------------












                           MILLENNIUM SECURITIES CORP.











                                     , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Offices

   See "Management -- Personal Liability and Indemnification of Directors".

Item 25.  Other Expenses of Issuance and Distribution

   The estimated expenses of the distribution, all of which are to be borne by the Company, are as follows:

SEC Registration Fee. . . . . . . . . . . . . . . . .             $4,073
NASD Filing Fee . . . . . . . . . . . . . . . . . . .                 *
Blue Sky Fees and Expenses. . . . . . . . . . . . . .             35,000
Transfer Agent Fees . . . . . . . . . . . . . . . . .              5,000
Accounting Fees and Expenses. . . . . . . . . . . . .                 *
Legal Fees and Expenses . . . . . . . . . . . . . . .                 *
Printing and Engraving. . . . . . . . . . . . . . . .             60,000
Representative's Non-Accountable
   Expense Allowance. . . . . . . . . . . . . . . . .                 *
Miscellaneous . . . . . . . . . . . . . . . . . . . .                 *
                                                            ------------
   Total. . . . . . . . . . . . . . . . . . . . . . .       $    450,000
                                                            ============
---------

* To be filed by amendment

Item 26.  Recent Sales of Unregistered Securities

     1. In October 1995, the Company issued an aggregate of 2,775,000 shares of Common Stock to founding stockholders. This was a transaction by the issuer not involving any public offering which was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     2. In August 1996, the Company issued 225,000 shares of its Common Stock in consideration of for services rendered. This transaction by the Company did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     3. In August 1996, the Company issued 152,000 shares of its Common Stock to a consultant at a price of $1 per share. This transaction by the Company did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     4. In August 1996, the Company issued 132,500 shares of its common stock to four individuals. These transactions by the Company did not involve any public offering and was exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof.

     5. In August through September 1996, the Company sold $1,062,500 principal amount of First Private Placement Units, each Second Private Placement Unit consisted of one $25,000 principal amount of 12% promissory notes and 5,000 shares of Common Stock, to 25 persons, all of whom are deemed accredited pursuant to Rule 501 of Regulation D, in private transactions by the issuer not involving any public offering which were exempt from registration requirements under the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated pursuant thereto.

     6. In May 1997, the Company sold $50,000 principal amount of Second Private Placement Units, each Second Private Placement Unit consisted of one $25,000 principal amount of 12% promissory notes and 5,000 shares of Common Stock, to 1 persons, (all of whom are deemed accredited pursuant to Rule 501 of Regulation D, in private transactions by the issuer not involving any public offering which were exempt from registration requirements under the Securities Act pursuant to
Section 4(2) thereof and Rule 506 of Regulation D promulgated pursuant thereto.

     7. From July through October 1997 the Company sold an aggregate of 191,500 shares of Common Stock for an aggregate consideration of $608,750 to 33 persons, all of whom are deemed accredited pursuant to Rule 501 of Regulation D, in private transactions by the issuer not involving any public offering which were exempt from registration requirements under the Securities Act pursuant to
Section 4(2) thereof and Rule 506 of Regulation D promulgated pursuant thereto.


Item 27.  Exhibits.

1.1  Form of Underwriting Agreement.
1.2  Form of  Agreement Among Underwriters.
1.3  Form of Selling Agreement.
3.1  Certificate of Incorporation  of the Registrant.
3.2  By-laws of the Registrant.
4.1  Specimen Common Stock Certificate.*
4.2  Form of Warrant Agreement (including Warrant Certificate).*
4.3  Form of Representative's Purchase Option.*
5.1 Form of Opinion and Consent of Blau, Kramer, Wactlar & Lieberman, P.C. regarding the legality of the securities being registered.*
10.1 1996 Long Term Incentive Plan.
10.2 Employment Agreement dated November 1, 1997 between the Registrant and Stanley Abrams.*
10.3 Employment Agreement dated November 1, 1997 between the Registrant and James Woodley.*
10.4 Consulting Agreement dated as of November 1, 1996 between the Registrant and Srotnac Group, LLC.
10.5 Operations and Maintenance Agreement dated April 1, 1997 between the Registrant and David Mehring.
10.6 Greenhouse Operation and Management Agreement dated October 10, 1995 between Registrant and Colorado Greenhouse CCC.
10.7 Agreement dated November 25, 1996 between Registrant and El Paso County.
10.8 Agreement dated March 22, 1995 between Registrant and Tri State Power Generation and Transmission Association, Inc.
10.9 Equipment Purchase Agreement dated December 14, 1995 between Registrant and Nathaniel Ltd.
10.10 Form of First Private Placement Note.
10.11 Form of First Private Placement Unit Subscription Agreement .
10.12 Form of Second Private Placement Note.
10.13 Form of Second Private Placement Unit Subscription Agreement .

10.14 Form of Additional Private Placement Subscription Agreement.
10.15 Form of Additional Private Placement Note.
23.1  Consent of Blau,  Kramer,  Wactlar & Lieberman,  P.C.  (included in
      Exhibit 5.1).
23.2  Consent of Bailey, Saetveit & Co., P.C.
25.1  Powers of Attorney.
-------
*     To be filed by Amendment

Item 28.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
     (iii)Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
      (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Certain Selling Securityholders have agreed not to sell or transfer the shares of Common Stock owned by them and registered hereunder for twenty-four
(24) months from the date of this Prospectus. The Representative and the Underwriters have indicated that in the event they enter into transactions with any of the Selling Securityholders, or waive the lock-ups applicable to such Selling Securityholders securities under the following circumstances, disclosure will be provided in the following manners: (i) if such transactions involve from five (5) percent up to ten (10) percent of the registered Selling Securityholders' securities, to file "Sticker" supplements pursuant to Rule 242(c) of the Securities Act and (ii) if such transactions involve over ten (10) percent of the registered Selling Securityholders securities, to file a post-effective amendment to the registration statement of which this Prospectus forms a part.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Castle Rock, Colorado on the 19th day of January, 1998.


                               Ripe Touch Greenhouses, Inc.


                               By: /s/ Stanley Abrams
                                   ----------------------------
                                      Stanley Abrams, President
                                      (Chief Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Stanley Abrams, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on January 19th, 1998.


          Signatures                                  Title
          ----------                                  -----

/s/ Stanley Abrams
-----------------------------            President (Chief Executive
Stanley Abrams                           Officer), and Director

/s/ James Woodley
-----------------------------            Secretary, Treasurer and Director
James Woodley

/s/ Arthur Rosenberg
-----------------------------            Director
Arthur Rosenberg